Exhibit 10.1

LEASE AGREEMENT

by and between

Twist Bioscience Corporation

(“Tenant”)

and

PWII Owner, LLC

(“Landlord”)

                                             , 2020

ParkWorks Industry Center

Wilsonville, Oregon

1. Demise and Premises	1
1.1 Demise	1
1.2 Premises and Associated Rights	1
1.3 Commencement and Expiration Dates	1
1.4 Right to Holdover	2
1.5 Right of First Refusal	2
1.6 Project Improvements	4

2. Rent	4
2.1 Base Rent	5

3. Additional Rent	6
3.1 Operating Expenses	6
3.2 Operating Expense Exclusions	8
3.3 Tenant Tax Obligations	8

4. Payment of Additional Rent	8
4.1 Operating Year	8
4.2 Tenant’s Proportionate Share	8
4.3 Statements	9
4.4 Limitation	10

5. Use	10
5.1 General	10
5.2 Negative Covenants as to Use	11
5.3 Hazardous Substances	12
5.4 Rules and Regulations	15
5.5 Parking	15
5.6 Equipment	16

6. Condition of Premises, Maintenance and Repair	17
6.1 Tenant’s Acceptance	17
6.2 Tenant’s Maintenance and Repair Obligations	18
6.3 Manner	18
6.4 Janitorial Services	18
6.5 Landlord’s Maintenance and Repair Obligations	18
6.6 Waiver	19
6.7 End of Term	19

7. Alterations	19
7.1 Landlord’s Consent	19
7.2 Procedure for Approval	19
7.3 Standard for Approval	20
7.4 Compliance with Laws	20
7.5 Title to Alterations	20

7.6 Schedule/Manner of Work	21
7.7 Debris	21
7.8 Right of Entry/Inspection	21
7.9 Insurance	21
7.10 Non-Responsibility of Landlord; Indemnification	22

8. Liability and Insurance	22
8.1 Action by Tenant	22
8.2 Landlord’s Insurance	22
8.3 Waiver of Subrogation	23
8.4 Commercial General Liability Insurance	23
8.5 Tenant’s Property Insurance	23
8.6 Insurance Policies	23
8.7 Increase in Coverage	24

9. Landlord’s Property, Tenant’s Property	24
9.1 Landlord’s Property	24
9.2 Tenant’s Property	24
9.3 Removal	24
9.4 Abandonment	25

10. Holding Over	25
10.1 Grant of Right	25
10.2 Termination of Right	25
10.3 Amendment to Lease	25
10.4 Limitation	25
10.5 Holding Over	25
10.6 Relationship to Other Provisions	26

11. Utility Service and Charges	26
11.1 Utility Service	26
11.2 Discontinuance and Interruption of Service	26
11.3 Landlord’s Right to Alter Utilities	26
11.4 High Voltage Equipment	26
11.5 Cost of Increasing Capacity	26

12. Climate Control	27

13. Signs, Displays, Auctions, and Sales	27
13.1 General	27
13.2 Tenant’s Interior Signs	27
13.3 Displays	28
13.4 Auctions	28

14. Access and Control of Premises	28
14.1 Access to Premises	28

14.2 Security System	28
14.3 Project Changes	29

15. Damage or Destruction	29
15.1 Rights and Obligations	29
15.2 Rent Abatement	30
15.3 Interference with Tenant’s Business	30
15.4 Insurance on Tenant’s Property	30
15.5 Tenant’s Waiver of Statutory Rights	31

16. Eminent Domain	31
16.1 Total Condemnation	31
16.2 Partial Condemnation	31
16.3 Effect of Termination or Continuation	31
16.4 Award	31
16.5 Temporary Taking	31
16.6 Sole Rights	32

17. Landlord’s Self-Help Rights; Liability and Indemnification	32
17.1 Landlord’s Right to Cure	32
17.2 Tenant’s Indemnity	32
17.3 Limit on Landlord’s Liability	33
17.4 Defense of Claims	33

18. Defaults and Remedies	33
18.1 Events of Default	33
18.2 Remedies	34
18.3 Cumulative Remedies	36
18.4 Termination	36
18.5 Waiver of Rights of Redemption	37

19. Transfers by Tenant	37
19.1 General	37
19.2 Listing Premises	38
19.3 Corporate Changes and Users	38
19.4 Unapproved Transfers	40
19.5 Successors and Assigns	40

20. Subordination; Attornment; Quiet Enjoyment	40
20.1 Subordination, Nondisturbance	40
20.2 Attornment	40
20.3 Quiet Enjoyment	40
20.4 Estoppel Certificates	40
20.5 Mortgagee Protection	41
20.6 Modification for Lender	41
20.7 New Owner Obligations	41

20.8 Assignment of Rents	41

21. Security	41
21.1 Financial Statements	41
21.2 Deposit	42

22. Governing Law	42

23. No Merger	43

24. Attorneys’ and Collection Fees	43

25. [Omitted]	43

26. Tenant’s Liability and Performance	43

27. Limitation of Liability; Force Majeure	44
27.1 Nonrecourse	44
27.2 Third Parties	44
27.3 Force Majeure	44
27.4 Parties	45

28. Waiver	45

29. Miscellaneous Provisions	45
29.1 Successors or Assigns	45
29.2 Authority of Parties	45
29.3 Interest on Past Due Obligations	46
29.4 Broker’s Commission	46
29.5 Terms and Headings	46
29.6 Examination of Lease; Delivery	46
29.7 Time	47
29.8 Amendments	47
29.9 Partial Invalidity	47
29.10 Recording	47
29.11 Notices	47
29.12 Entire Agreement	47
29.13 Survival of Obligations	48
29.14 Representations and Warranties	48
29.15 USA Patriot Act Compliance	48
29.16 Consents	48
29.17 Confidentiality	49
29.18 Security	49

BASIC LEASE TERMS

The following list is a summary of certain basic terms of this Lease. In case of a conflict between any provision of this Lease and the information contained in this summary, the applicable provision of this Lease shall control. Terms set forth in the left-hand column, below, and used in this Lease shall, unless otherwise defined in the Lease, have the meaning given opposite each such term in the right-hand column, below.

LANDLORD:	PWII Owner, LLC

ADDRESS OF LANDLORD:	c/o ScanlanKemperBard Companies, LLC 222 SW Columbia Street, Suite 700 Portland, OR 97201 Attn: Asset Manager, ParkWorks Industry Center Email: jpaul@skbcos.com

TENANT:	Twist Bioscience Corporation

DOING BUSINESS AS:	Twist Bioscience Corporation

ADDRESS OF TENANT:

Twist Bioscience Corporation

681 Gateway Boulevard

South San Francisco, CA 94080

Attn: Patrick Weiss -COO

E-mail: pweiss@twistbioscience.com

And, for legal notices, with a copy to:

Twist Bioscience Corporation

681 Gateway Boulevard

South San Francisco, CA 94080

Attn: Mark Daniels—General Counsel

mdaniels@twistbioscience.com

Email: mdaniels@twistbioscience.com

PERMITTED USE:	Office, life science laboratory, research and development, manufacturing, distribution and any other related uses permitted under all applicable laws and zoning.

CITY, COUNTY AND STATE:	Wilsonville, Clackamas County, and Oregon, respectively.

PREMISES:	Approximately 110,995 rentable square feet of space known as Suite 150 in the Building as identified on the description and/or floor plans attached as Exhibit A.

BUILDING:	26600 S.W. Parkway Avenue, Wilsonville, Oregon

-v-

PROJECT:	The Project consists of (a) the Building, (b) any other buildings located at Parkway Woods and owned by Landlord at the time in question, (c) the appurtenant parking and other outdoor areas owned and/or operated by Landlord, and (d) the parcels of land owned and/or operated by Landlord on which the foregoing is or are located (the “Land”).

LEASE TERM:	144 full calendar months plus any first partial calendar month.

RENEWAL TERMS:	2 terms of 60 full calendar months.

EFFECTIVE DATE:	The date on which this Lease has been executed and delivered by both Landlord and Tenant.

COMMENCEMENT DATE:	The Premises will be delivered to Tenant on the Effective Date, vacant and free of claims of occupancy, broom-clean with all cubicles and furniture of any prior tenant removed (the “Delivery Date”). The Commencement Date is the later of (i) the 241st day after the Delivery Date, and (ii) the date upon which Landlord’s Work is substantially complete per the terms of Exhibit B including replacement of the roof of the Premises in accordance with Exhibit B.

EXPIRATION DATE:	The final day of the 144th full calendar month following the Commencement Date.

BASE RENT:	The following rents (calculated at the initial rate of $18.57 per rentable square foot per year then escalated 3% per year but with the first 6 months abated and Base Rent charged on only 64,590 rentable square feet for months 7-12):

(Following the Commencement Date) Months	Base Rent Per Month
1-6	$0.00*
7-12	$99,953.03**
13-24	$176,917.69***
25-36	$182,225.22
37-48	$187,691.97
49-60	$193,322.72
61-72	$199,122.40

-vi-

	73-84	$205,096.07
	85-96	$211,248.95
	97-108	$217,586.41
	109-120	$224,114.00
	121-132	$230,837.42
	133-144	$237,762.54
	* All Operating Expenses are payable during this period.
	** Base Rent is charged on only 64,590 rentable square feet. All Operating Expenses are payable during this period.
	*** Any first partial month is charged a prorated portion of this amount.

SECURITY DEPOSIT OR LETTER OF CREDIT AMOUNT:	$951,050.16

ALLOWANCE:	$13,319,400.00 ($120.00 per rentable square foot of the Premises).

APPROXIMATE BUILDING SQUARE FOOTAGE:	381,888

APPROXIMATE PROJECT SQUARE FOOTAGE:	381,888

TENANT’S INITIAL PROPORTIONATE SHARE OF OPERATING EXPENSES:	29.065% of the Project (and, if applicable, 29.065% of the Building), subject to adjustment pursuant to the Lease.

PARKING:	Up to 212 unreserved parking spaces in the area(s) designated by Landlord plus 10 reserved spaces for Tenant and its visitors designated by Landlord near the southern entrance to the Building. The current available parking areas of the Project and the area within which the 10 reserved spaces will be located are shown on Exhibit A-1. Tenant shall not use parking spaces reserved for others.

-vii-

BROKERS:	Kidder Mathews (representing Landlord)

Cresa (representing Tenant) with Co-Broker Hughes Marino (John Jarvis)

EXHIBITS:

Exhibit A     Premises

Exhibit A-1 Parking

Exhibit A-2 Permitted Exterior Areas

Exhibit A-3 Project Improvements

Exhibit B    Work Letter

Exhibit C    Acceptance Letter

Exhibit D    Rules and Regulations

Exhibit E    Standards for Utilities and Services

Exhibit F    Letter of Credit

-viii-

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease” or this “Agreement”) is made and entered into as of the Effective Date identified in the Basic Lease Terms preceding this Lease by and between the Tenant and Landlord also identified in the Basic Lease Terms.

1. Demise and Premises.

1.1 Demise. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon the terms and subject to the conditions set forth in this Lease, the Premises described in Section 1.2 within the Project, SUBJECT, HOWEVER, to any and all existing liens and encumbrances of record and the terms of this Lease.

1.2 Premises and Associated Rights. The premises leased to Tenant consist of the interior space in the Building having the square footage and location generally identified in the Basic Lease Terms preceding this Lease, as more particularly identified on the description and/or floor plans attached as Exhibit A (the “Premises”), excluding, however, the roof and exterior walls, if any, of such space. The Premises shall be delivered to Tenant in their present “AS IS” condition without any obligations on the part of Landlord to perform any improvements or alterations except as set forth in Exhibit B.

1.3 Commencement and Expiration Dates. The term of this Lease shall be for the period shown in the Basic Lease Terms and shall have the Commencement Date and Expiration Date also designated in the Basic Lease Terms (the “Term”).

1.3.1 Conforming Commencement Date. If the Premises are for any reason not delivered by the Delivery Date shown in the Basic Lease Terms, this Lease shall not be void or voidable, and Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof and the Term of this Lease shall be for the same term of months as set forth in the Basic Lease Terms, but the Delivery Date shall occur only at the time that the Premises are delivered to Tenant in accordance with the terms and conditions set forth herein. If for any reason possession of the Premises is not delivered within one hundred eighty (180) days of the Delivery Date set forth in the Basic Lease Terms, Tenant may terminate this Lease by written notice given after such one hundred eighty (180) day period but prior to delivery of possession; provided, Tenant’s right of termination shall not arise until such one hundred eighty (180) day period expires, without any extension permitted for Force Majeure. Any such termination shall be without liability of Landlord. Any such termination by Tenant shall be Tenant’s sole remedy for delay in delivery of possession. If Tenant commences use of the Premises for the ordinary conduct of Tenant’s Business within the Premises prior to the Commencement Date set forth in the Basic Lease Terms, the Commencement Date shall be advanced to the date such use commences. If the Commencement Date is other than the first day of a month, the first month of the Term shall be deemed to include the period from the Commencement Date through the first full month following the Commencement Date, so that the Term ends on the last day of a calendar month. Tenant shall, upon Landlord’s request following the completion of Landlord’s Work (as defined in Exhibit B), execute an acceptance letter in the form of Exhibit C.

1.3.2 Renewal Option.

(a) Grant of Option. Landlord hereby grants to Tenant the option to renew this Lease for two (2) additional terms (each a “Renewal Term”) of sixty (60) months each. If this option is exercised, references in the Lease to the Lease Term shall include the applicable Renewal Term.

(b) Exercise. Tenant must exercise the option to renew, if at all, by giving Landlord written notice of such exercise not more than 365 or fewer than 270 days prior to expiration of the then current Lease Term. Upon exercise of the option to renew, the Lease Term shall be extended through the expiration date of the applicable Renewal Term on the same terms and conditions as contained herein, except that (i) there shall be no further right to renew the Lease Term beyond the two (2) Renewal Terms, and (ii) Base Rent during the Renewal Term shall be fair market rental value determined pursuant to Section 2.

(c) Personal Nature of Option. The option to renew this Lease is personal to Tenant and may not be assigned by Tenant, either separately or in connection with an assignment of this Lease, but will be assigned as part of this Lease to an Affiliate Assignee to whom this Lease is assigned. The right to exercise the option to renew shall terminate: (i) upon any other assignment of this Lease or any sublease of all or part of the Premises; or (ii) upon any Event of Default by Tenant or the termination of this Lease or of Tenant’s right of possession.

(d) Amendment to Lease. If Tenant exercises the option to renew this Lease, Landlord and Tenant shall execute and deliver an amendment to this Lease setting forth such fact and the amount of Base Rent for the Renewal Term.

1.4 Right to Holdover. Tenant shall have the right to holdover set forth in Section 10.

1.5 Right of First Refusal.

1.5.1 Grant of Right of First Refusal. As used in this Section 1.4, an “Expansion Space” is a space contiguous to the original Premises leased hereunder. If Landlord shall receive a bona fide offer (the “Offer”) from any third party (excluding the then existing tenant in the space and excluding any lessee with prior rights) to lease all or part of an Expansion Space that Landlord is prepared to accept (“Right of First Refusal Space”), Landlord shall notify Tenant (the “Right of First Refusal Notice”) of Landlord’s intent to accept such Offer. The Right of First Refusal Notice shall specify: (a) the location and rentable area of the Right of First Refusal Space; (b) the date upon which the Right of First Refusal Space shall be available for delivery; (c) the economic terms that Landlord intends to accept including the base rent, the base year, any security deposit and prepaid rent, any other financial terms, and the proposed lease term for such space; and (d) other material terms. Tenant specifically acknowledges that Landlord, in presenting the offer, may be offering the Right of First Refusal Space for a term that is longer or shorter than the unexpired balance of the Lease Term, as part of a larger space, or on a different basis than this Lease (for example, with different renewal rights). Therefore, Landlord may offer such Right of First Refusal Space or the applicable portion thereof to Tenant with adjustments (the “Adjustments”) that require Tenant (w) to extend the balance of the Lease Term (at a rent acceptable to Landlord) to coincide with the length of the term being considered by Landlord, (x) to lease the Right of First Refusal Space also for any gap period between the expiration of the period in the Offer and the then scheduled Lease Expiration Date of this Lease, on terms acceptable to Landlord, (y) to lease the entirety of the Right of First Refusal Space, and (z) to agree to provisions to reconcile differences between the Offer and this Lease.

1.5.2 Leasing of Right of First Refusal Space. Tenant shall have the right (the “Right of First Refusal”), exercisable by Tenant no later than 5:00 p.m. on the seventh (7th) day after Tenant’s receipt of the Right of First Refusal Notice, to accept the terms of the Right of First Refusal Notice and shall then have five (5) days after receipt of the same to execute an amendment to this Lease pursuant to which Tenant shall lease the space which is the subject of the Right of First Refusal Notice under the terms and conditions specified in the Right of First Refusal Notice and otherwise on the terms of this Lease. If Tenant does not so accept the Right of First Refusal Notice or enter into the amendment, Landlord shall be free to lease the same to the third party on terms negotiated between Landlord and the third party whether similar or dissimilar to those offered to Tenant. This is a one-time right as to each Expansion Space and will no longer apply to an Expansion Space after all or part of the same has once been offered to Tenant; Tenant will not receive more than one Right of First Refusal Notice for each Expansion Space.

1.5.3 Financial Condition. As a condition to Tenant exercise of the Right of First Refusal, if Tenant is not then a public company, Tenant shall deliver with its acceptance then current financial statements of Tenant. If Landlord is not satisfied, in its reasonable discretion, that the financial condition of Tenant as demonstrated by such financial statements is not comparable to or better than its financial condition on the Effective Date, then Landlord shall notify Tenant of such determination and Tenant shall be deemed to be ineligible to exercise such rights. If Tenant is so deemed to be ineligible, then Landlord may proceed to market and to lease the offered space.

1.5.4 Termination of Right. The rights granted in this Section shall terminate and shall cease to be effective (a) upon any assignment of this Lease or any sublease of all or part of the Premises other than to an Affiliate Assignee, or (b) upon any Event of Default by Tenant (after giving effect to any applicable cure period) or the termination of this Lease or of Tenant’s right of possession.

1.5.5 Limitations. Landlord has not promised that any space shall be or become available to Tenant under this Section or that such an event shall occur on or before any particular date. Landlord shall have no liability for the failure of any space to become available under this Section. Landlord shall have no obligation to remove any other tenant from any space and may allow any such tenant to renew or extend its lease and/or to holdover whether or not pursuant to a contractual right to do so. In no event shall any actual or alleged failure by Landlord under this Section allow Tenant to terminate this Lease. The rights of Tenant under this Section are subject to and subordinate to all prior rights of other lessees regarding any space.

1.5.6 Certificate. At such time as Tenant rejects a Right of First Refusal Notice or Right of First Offer Notice by Landlord or otherwise has no rights with respect to any offered Expansion Space, Tenant shall execute and deliver to Landlord a certificate setting forth the compliance of Landlord with the process set forth in this Section, and such other matters as Landlord may reasonably request.

1.6 Project Improvements. Landlord will make improvements to the Project following final design and the issuance of required permits. The current contemplated design of such improvements, which may be modified prior to the improvements being made, is shown on Exhibit A-3. Landlord agrees to communicate regularly with Tenant in the performance of the Project Improvements.

2. Rent. Tenant shall pay rent consisting of (i) Base Rent, and (ii) all other sums that become payable by Tenant under this Lease, whether to Landlord directly, or to a third party for the benefit of Landlord and the Premises (“Additional Rent”). Base Rent and Additional Rent are referred to herein as “Rent.” All Rent shall be paid in advance on the first day of each month unless otherwise provided herein. Tenant shall pay to Landlord, with all Rent, the portion of any rent, transaction, privilege, business activity, or other tax now or hereafter imposed on any Rent that will be paid by Landlord attributable to such Rent. If any such tax is payable only above a certain level of total Project rents, then the amount payable by Tenant will be estimated by Landlord based on the ratio of Rents paid by Tenant divided by total anticipated rental from the Project for that year; Landlord shall reconcile the estimated payments with the actual amount of total rental from the Project and the total of such tax paid by Landlord, and any adjustment payment or credit will be made, on the same basis as applies to Operating Expense reconciliations pursuant to Section 4 below. All Rent shall be paid in lawful money of the United States to Landlord, at such place as Landlord shall designate by written notice to Tenant from time to time. Tenant shall pay all Rent promptly when due without notice or demand therefor and without any abatement, deduction or off set, for any reason whatsoever, except as may be expressly provided in this Lease. If the Tenant’s obligation to pay Base Rent does not commence on the first day of a calendar month, or does not expire on the last day of the calendar month, the Base Rent payable by Tenant on the first fractional month, or the last fractional month, as the case may be, shall be prorated for said month. Base Rent for the first full calendar month of the Term for which Base Rent is payable shall be paid upon execution of this Lease, and Base Rent for any partial month at the beginning of the Term shall be due on the Commencement Date. Tenant acknowledges that Tenant’s late payment of Rent due Landlord will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to ascertain. Therefore, if Landlord does not receive any Rent due from Tenant within five (5) days of when due more than once in any twelve (12) month period of the Term of this Lease, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the overdue amount, which late charge shall be due and payable on demand. The payment of late charges and the payment of interest are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for the additional administrative expenses incurred by Landlord in handling and processing delinquent payments. By their execution of this Lease, Landlord and Tenant confirm that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment, that the late charge is in addition to any and all remedies available to Landlord and that the assessment and/or collection of the late charge shall not be deemed a waiver by Landlord of such failure or of any other default under this Lease. Additionally, all such delinquent Rent, shall bear interest at the rate of five percent (5%) plus the Prime Rate (as hereinafter defined) per annum from the date due until paid; provided however, that the foregoing interest shall not apply to the first such late payment in any twelve (12) month period of the Term of this Lease until following written notice to Tenant and the expiration of five (5) days thereafter without cure, or, if lower, the maximum interest rate permitted by law (as applicable, the “Default Rate”), from the date due until paid. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by Bank of America as its prime or base rate (or, if Bank of America ceases to exist or to announce a prime or base rate, the prime or base rate of another national banking association). If any payment of Rent is returned for insufficient funds, Landlord may require Tenant to pay all future payments by cashier’s check.

2.1 Base Rent. The monthly Base Rent shall be the amount(s) specified in the Basic Lease Terms preceding this Lease (the “Base Rent”).

2.1.1 Rentable Square Footage Adjustment. The Base Rent specified in the Basic Lease Terms preceding this Lease has been calculated based on the approximate rentable square feet contained within the Premises. Within 180 days following the Commencement Date, Landlord shall cause Landlord’s architect to accurately determine the number of rentable square feet of space in the Premises (and, at Landlord’s election, the Building or the Project), which determination as to the Premises shall be made in accordance with the Agreed Standard (as defined below). Promptly after Landlord’s architect makes such determination, this Lease shall be amended to accurately reflect the number of rentable square feet of space in the Premises (and Building or Project, if applicable) as so determined, and the Base Rent and all other calculations in this Lease that are based on square footage (including Tenant’s Proportionate Share and the amount of the Security Deposit or Letter of Credit and of the Allowance) shall be proportionately adjusted based on the actual number of rentable square feet as so determined and adjustment payments shall be made by the parties effective as of the Commencement Date. The Agreed Standard is the BOMA dripline standard; equipment and services yards, patios and outdoor areas will not be included in the rentable square footage of the Premises unless within the dripline.

2.1.2 Renewal Term Base Rent. Base Rent for any Renewal Term shall be established by agreement of the parties or, if they do not agree by the 120th day prior to the commencement date of the Renewal Term, then Base Rent for the Renewal Term shall be the fair market rental value of the Premises established pursuant to the terms of this Section 2.1.2. If the parties are not able to agree upon the then fair market rental value of the Premises on or before the 120th day prior to the commencement of the Renewal Term, then not later than the 90th day prior to the commencement of the Renewal Term, each party shall submit to the other a written final offer setting forth the then fair market rental value of the Premises, which will include Base Rent and the amount of any concessions and any costs to be paid by Landlord. The written notice of the fair market rental value shall also be accompanied by a list of three qualified MAI appraisers, experienced in determining fair market rental values of similar commercial properties in the metropolitan area where the Premises are located. Each party shall have the right to strike one candidate from the list submitted by the other party. The resulting names that are timely submitted shall then be placed in a vessel and one MAI appraiser shall be selected at random. The MAI appraiser so selected (the “Appraiser”) need not necessarily conduct an appraisal, but rather shall, using whatever means (including an appraisal) the Appraiser deems reasonable, select, as between the two final offers submitted by the parties, that final offer that sets forth a fair market rental value (i.e., Base Rent and the amount of any concessions and any costs to be paid by Landlord) that is closest to the actual fair market rental value as the same may be determined by the Appraiser using whatever means (including an appraisal) the Appraiser deems reasonable; such determination shall be based on comparable renewal transactions for comparable space in the submarket of which the Premises are a part, on the size of the Premises, and on the creditworthiness of the Tenant. The decision of the Appraiser shall be final and binding on the parties and shall establish the Base Rent for the Renewal Term. However, if the Base Rent so determined is, for any portion of the Renewal Term, less than the Base Rent scheduled for the final month of the expiring Term, then Base Rent for such portion of the Renewal Term shall be the amount scheduled for the final month of the expiring Term. The cost of the Appraiser’s fee shall be paid by the party whose final offer was not selected by the Appraiser as the then fair market rental value.

3. Additional Rent. Tenant, throughout the Term, shall be obligated to pay its Proportionate Share (as that term is defined in Section 4) of all Operating Expenses (as that term is defined in Section 3.3) actually incurred by Landlord. Tenant’s Proportionate Share of Operating Expenses shall be Additional Rent.

3.1 Operating Expenses. The term “Operating Expenses” shall mean all expenses paid or incurred by Landlord or on Landlord’s behalf as determined by Landlord to be necessary or appropriate for the operation, maintenance and repair of the Project, including without limitation:

3.1.1 Salaries, wages, medical, insurance, union and general welfare benefits, pension payments, payroll taxes, worker’s compensation insurance, uniforms and related expenses and benefits of employees of Landlord or its property manager engaged in the repair, operation, maintenance, management, engineering and security of the Project;

3.1.2 All expenses incurred for (a) all utilities and services (including HVAC) provided to common areas, (b) water, sewer and other utilities and services to spaces other than common areas (except those that are separately metered or submetered to the Premises), and (c) any taxes on the foregoing;

3.1.3 All maintenance costs relating to public and service areas of the Project, including, but not limited to sidewalks, landscaping, service areas, mechanical rooms, loading areas, and the roof and the exterior of the Project;

3.1.4 The cost of all insurance premiums and charges including but not limited to rent loss insurance, casualty, liability, fire with extended coverage endorsement, earthquake, flood and fidelity insurance, and such other insurance with regard to the Project and the maintenance and/or operation thereof as Landlord may elect to maintain;

3.1.5 The cost or rental of all supplies, including without limitation, cleaning supplies, light bulbs, tubes and ballasts, materials and equipment, and all taxes thereon;

3.1.6 The cost or rental of hand tools and other moveable equipment used in the repair, maintenance or operation of the Project;

3.1.7 The cost of all charges for window and other cleaning, security services, and janitorial services (exclusive of janitorial services to leased spaces);

3.1.8 Charges of independent contractors performing repairs or services to the Project not otherwise chargeable to a specific tenant;

3.1.9 Costs of maintenance for the Project;

3.1.10 All taxes and assessments and governmental charges, whether subsequently created or otherwise, whether foreseen or unforeseen, including annual property taxes, local improvement district assessments, traffic or signalization improvement assessments, gross receipt taxes, business license taxes and fees for permits for the Project, carbon emissions taxes, and any other tax or charge, including income taxes and sales taxes if increased or imposed due to a reduction in property taxes, excepting only state or federal net income taxes, and all costs related to negotiation, contest or appeal of any tax, assessment or charge; however, taxes under this Section do not include any tax charged to Tenant pursuant to Section 2; further, if there is a change in ownership of the Project by Landlord (a “Conveyance”) and as a result the Project is re-assessed at a higher value, Tenant shall not be charged for any increase in Taxes due solely to an increased assessment from the Conveyance but the subsequent annual tax increases on the higher amount of Taxes are still reimbursable.

3.1.11 Alterations and improvements to the Project made by reason of the laws and requirements of any public authorities or the requirements of insurance companies or the holders of any encumbrances against the Project;

3.1.12 Management fees paid to a third party, or, if no managing agent is employed by Landlord, a management fee which is not in excess of the then-prevailing rates for management fees of other first-class buildings devoted to similar uses in the City;

3.1.13 Fair market rental and other costs with respect to the management office for the Project;

3.1.14 The costs of repairs to the Project and/or of any machinery or equipment installed in the Project, including roof repair but not roof replacement (which is governed by section 3.1.16 below) and including HVAC repairs; capital expenditures for any of the foregoing repairs will be amortized over their respective useful lives as estimated by Landlord;

3.1.15 The costs of capital improvements (i.e., the costs of installing new improvements that are capital in nature as opposed to capital and noncapital replacements and repairs and as opposed to noncapital improvements) that are Permitted Capital Improvements; the cost of any Permitted Capital Improvement will be amortized over the useful life of the same as estimated by Landlord; Permitted Capital Improvements are capital improvements that are (a) required by a law, regulation or interpretation first adopted or issued after the Effective Date, or (b) intended to reduce one or more other Operating Expenses (“Efficiency Improvements”); the amortized portion of an Efficiency Improvement will not exceed, in any year, the amount by which the Efficiency Improvement reduced other Operating Expenses as estimated by Landlord and any excess portion of such cost may be carried over for use in a subsequent year;

3.1.16 The cost of replacing the portion of the roof that serves the Premises pursuant to Exhibit B amortized, without interest, over twenty (20) years; the annual amortized cost will be allocated 100% to the Premises (i.e., Tenant’s Proportionate Share of this cost will be 100% not 29.065%) for the Term of this Lease; notwithstanding any other provision hereof, this cost will not be a Controllable Expense;

3.1.17 Legal, accounting and other professional fees incurred in connection with operation, maintenance and management of the Project;

3.1.18 All other charges properly allocable to the operation, repair and maintenance of the Project;

3.1.19 The cost of air monitoring within the Project in order to detect and monitor the level of any hazardous materials within the air at the Project; and

3.1.20 Any and all assessments and other amounts paid to any declarant, owner’s association or other entity pursuant to recorded covenants applicable to the Project or to any association of area property owners.

3.2 Operating Expense Exclusions. Notwithstanding anything contained in the foregoing Section 3.1 the following expenses shall be excluded from Operating Expenses: (a) depreciation or amortization on the initial construction of the Building; (b) the cost of any capital replacements and the cost of any capital improvements other than Permitted Capital Improvements; (c) reserves; (d) debt service; (e) the cost of leasehold improvements made for any tenants of the Building; (f) leasing commissions and other expenses incurred in leasing, renovating, marketing or improving space for other occupants of the Building; (g) repairs and replacements paid for by insurance proceeds; (h) costs separately billed to and paid by specific tenants of the Building; (i) costs arising from construction defects in the base, shell, or core of the building or improvements installed by the Landlord; (j) costs for acquiring and maintaining sculpture, paintings, or other objects of art; (k) costs for which Landlord has been compensated by a management fee and (l) advertising or promotional expenditures.

3.3 Tenant Tax Obligations. Tenant shall pay when due all taxes on any personal property or trade fixtures of Tenant in the Premises. If any such taxes are levied against the Premises or Landlord, or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, then Landlord shall have the right to pay the taxes based upon such increased assessments regardless of the validity thereof and Tenant shall, upon demand, reimburse Landlord. Tenant shall pay when due all taxes applicable to Tenant and Tenant’s business.

4. Payment of Additional Rent.

4.1 Operating Year. An “Operating Year” is a calendar year of the Lease Term. Operating Expenses will be prorated for any partial Operating Year.

4.2 Tenant’s Proportionate Share. Tenant’s Proportionate Share of Operating Expenses shall equal the rentable square footage of the Premises divided by the total rentable square footage of the Project. Tenant’s initial Proportionate Share is stated in the Basic Lease Terms. Landlord may, from time to time, recalculate the rentable square footage of the Premises and/or the Building or Project and, upon completion thereof, Landlord shall adjust Tenant’s Proportionate Share and shall notify Tenant in writing of any such adjustment stating therein the effective date of such adjustment. The rentable square footage of the Premises will be determined based on the Agreed Standard. Tenant shall pay each permitted Operating Expense in accordance with Tenant’s Proportionate Share. Landlord shall have the right to make allocations (“Allocations”) to Tenant of any one or more Operating Expenses on a different basis if Landlord has a reasonable basis to do so. Landlord may allocate Operating Expenses common to the Project to the Building and/or any other building and may allocate any expenses of any one building only to that building, and any such allocated amount may be charged to tenants of such building based on square footages or on another reasonable basis.

4.3 Statements. Prior to the commencement of each Operating Year, Landlord shall deliver a statement setting forth Landlord’s estimate of Tenant’s Proportionate Share of the estimated Operating Expenses for such Operating Year. Failure of Landlord to deliver the statement of estimated Operating Expenses shall not relieve Tenant of its obligation to pay Tenant’s Proportionate Share of Operating Expenses. Tenant shall each month pay to Landlord as Additional Rent commencing on the first day of each Operating Year an amount equal to one-twelfth of the amount of Tenant’s Proportionate Share of estimated Operating Expenses for that year as shown in Landlord’s written statement or, if such statement is not yet delivered, then the same monthly amount as was required for the prior Operating Year. Within ninety (90) days after the close of each Operating Year during the Term, or as soon thereafter as available, Landlord shall deliver to Tenant a written statement (the “Operating Statement”) setting forth Tenant’s actual Proportionate Share of the Operating Expenses for the preceding Operating Year. If Tenant’s Proportionate Share of the actual Operating Expenses exceeds the amount billed for the prior year, Tenant shall pay the excess to Landlord as Additional Rent within thirty (30) days following the date of such Operating Statement. If Tenant’s Proportionate Share of actual Operating Expenses is less than the amount billed for the prior year, then Landlord shall apply the credit to Tenant’s next Operating Expense payment(s). In no event shall Landlord be liable for damages to Tenant nor shall Tenant have any right to terminate this Lease by reason of any incorrect or disputed Operating Expense or Allocation. The sole remedy of Tenant regarding any Operating Expense or Allocation dispute shall be refund of any charge which exceeds the amount allowed by this Lease. Tenant may review Landlord’s books and records regarding Operating Expenses for an Operating Year at the Property Manager’s office during normal business hours if Tenant requests such review by written notice given within one hundred twenty (120) days of receipt of the Operating Statement for such Operating Year. Such books and records shall be kept strictly confidential; Tenant may review the same and may cause the same to be reviewed by a qualified appointee employed by Tenant to conduct such review (who shall first agree in writing to maintain the confidentiality of the books and records) but Tenant shall not otherwise disclose the contents of Landlord’s books and records. Hughes Marino is hereby approved as a qualified appointee to conduct such a review of Operating Expenses. Any dispute regarding an Operating Expense must be commenced by written notice specifying the disputed item given within one hundred twenty (120) days of receipt of the first Operating Statement which includes the disputed amount; otherwise such dispute is waived by Tenant. If an Operating Year ends after the expiration or termination of this Lease, Tenant shall pay the Additional Rent in respect thereof payable under this Section within ten (10) days of Tenant’s receipt of the Operating Statement for such Operating Year.

4.4 Limitation. Notwithstanding the above, Operating Expenses shall not include Controllable Expenses (as defined below) in excess of the following limitations: (x) for the first partial and then first full Operating Year of the Lease Term, all Controllable Expenses shall be included in calculating Operating Expenses, and (y) for each Operating Year thereafter, Controllable Expenses shall not be included in Operating Expenses to the extent the total of Controllable Expenses actually experienced for such Operating Year exceeds what the total of all Controllable Expenses would have been for such Operating Year had actual Controllable Expenses experienced by Landlord increased 4% each Operating Year after the first full Operating Year of the Lease Term. “Controllable Expenses” are those Operating Expenses other than taxes, common area utility costs and insurance premiums.

5. Use.

5.1 General.

5.1.1 Permitted Use. Tenant shall use and occupy the Premises during the Term of this Lease only for uses specified in the Basic Lease Terms preceding this Lease and for no other use or purpose whatsoever.

5.1.2 Compliance. If any governmental license or permit, to include a Certificate of Occupancy, shall be required for the proper and lawful conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure, maintain and comply with the terms and conditions of each such license or permit. Notwithstanding the preceding sentence or any other provision of this Lease to the contrary, Tenant shall not directly or indirectly submit any application to the City or County, including, but not limited to, applications for a certificate of occupancy or for Alterations, building permits, business licenses or extension of business licenses, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall, at Tenant’s expense, comply with all laws and requirements of public authorities relating to Tenant’s use and occupancy of the Premises and shall observe the Rules and Regulations as may be adopted pursuant to Section 5.4 hereof of which Landlord notifies Tenant from time to time for the safety and general order of the Premises and the Project.

5.1.3 Urban Renewal. Tenant intends to seek approval for and creation of an Urban Renewal District that includes the Premises. The parties specifically agree that Tenant, not Landlord, would apply for and to obtain such approval; Landlord will support and cooperate with Tenant’s efforts. If Tenant obtains such approval and the Urban Renewal District is created on or before the final day of the sixtieth (60th) full calendar month following the Commencement Date, Landlord shall abate the Base Rent due for the first two (2) calendar months following creation of the same and the conclusion of all appeals and appeal periods if no Event of Default then exists.

5.1.4 Improvements. Tenant shall comply with all legal requirements which apply to the Premises or the use or occupancy thereof by Tenant. Tenant shall cause the Premises and all parts thereof, structural and otherwise, to comply with all legal requirements, including the Americans with Disabilities Act or similar state laws (the “ADA”), provided, Tenant shall only be required to make improvements to the Premises to comply with legal requirements if such improvements are required due to an Alteration or other act by Tenant, the occupancy level in the Premises or the occupancy calculation applicable to the Premises based on its buildout by or for Tenant, Tenant’s specific use of the Premises, or a legal obligation that Tenant has that

Landlord does not due to Tenant’s status as an employer (“Tenant Causes”). Tenant shall make any other changes to the interior of the Building required due to a Tenant Cause; provided, Landlord has the right to perform any improvement to the Premises or other portion of the Building required due to a Tenant Cause and Tenant shall reimburse Landlord for all costs of such work within ten (10) days of written request. Landlord will be responsible for any ADA upgrades required outside of the Building shell such as ramps, accessibility, exit lighting and handicap parking stalls.

5.1.5 Sustainability.

(a) Sustainability Plan. Landlord reserves the right to adopt and to modify, from time to time, a plan and/or programs and rules to reduce energy consumption and/or carbon emissions, to obtain and maintain one or more USGC, LBI or other sustainability certifications requested or approved by Tenant to promote indoor air quality, and/or to operate the Project in a sustainable or more sustainable manner. Costs incurred by Landlord for adopting or modifying a sustainability plan not currently in effect upon execution of this Lease shall be borne by the Landlord. Such plans, programs and rules as are in effect from time to time are collectively referred to as the “Sustainability Plan.”

(b) Compliance. Tenant agrees to comply with, and to cause its employees, agents, contractors and invitees to comply with all commercially reasonable requirements of the Sustainability Plan in effect at execution of this Lease or otherwise approved by Tenant. Tenant agrees and acknowledges that such compliance will include compliance with all components of the Sustainability Plan, including but not limited to those related to energy conservation and recycling, the manner in which Tenant does any maintenance, repair, alteration, restoration, improvement or removal work in the Premises, and the types of materials used in any such work. Tenant agrees to comply with all legal requirements related to energy conservation and/or sustainability including those related to indoor air quality and carbon emissions.

(c) Operating Expenses. The parties agree that Operating Expenses shall include commercially reasonable costs to implement the Sustainability Plan (any capital costs shall be amortized, without interest, over the useful life of each capital item to the extent they are Permitted Capital Replacements), and any carbon emission tax, and any fee or tax based upon carbon emissions or energy efficiency or usage.

(d) Reporting. Tenant shall provide such information as is required by the Sustainability Plan including but not limited to information requested by Landlord for governmental reporting or to obtain or maintain any certifications desired by Landlord.

5.2 Negative Covenants as to Use. Tenant shall not cause any noise, vibration, fumes or electronic interference to which another lessee reasonably objects; provided, Tenant will be allowed a reasonable time to cure any such problem. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Premises, or permit anything to be done in the Premises, in any manner that: (a) violates the Certificate of Occupancy for the Premises or for the Building, any provision of zoning laws, ordinances, or use permits applicable to the Building, or any provision of any ground lease, master lease, or recorded covenant, agreement or restriction; (b) causes injury to the Premises or the Project or any equipment, facilities or systems therein;

(c) constitutes a violation of the laws or requirements of any public authorities or the requirements of insurance bodies, or the requirements of any restrictive covenants of record; (d) involves gambling in any form, or the use of lottery, gaming or arcade devices, (e) involves the sale, rental or viewing of pornographic, obscene or “adult materials,” or involves adult entertainment of any kind, (f) otherwise impairs the character, reputation or appearance of the Project as a first-class project; or (g) impairs the proper and economic maintenance, operation and repair of the Project and/or its equipment, facilities or systems. Tenant shall not at any time keep pets or animals of any kind on the Premises.

Smoking of any kind, including tobacco products such as cigarettes, pipes, cigars, etc., within the Premises or any building in the Project is prohibited. Smoking in the Premises or any building in the Project by Tenant their employees, officers, guests, clients or suppliers will be deemed a violation of this Lease and, among other remedies available to the Landlord, Tenant will be responsible for any and all costs associated with restoring the Premises to a “smoke free” condition such as existed prior to the violation of this Section. Such costs may include but are not limited to cleaning and/or replacing the following items: carpets and floor coverings, ceiling tiles, HVAC filters and duct work, window coverings, and paint. Upon discovery of smoking in the Premises by the Landlord or its representatives, Landlord may, in its sole discretion, demand that the Premises and/or any affected portion of the Building be cleaned and restored immediately or at the end of the lease term.

5.3 Hazardous Substances.

5.3.1 Tenant Shall Not Permit Prohibited Hazardous Substances Upon the Premises. Tenant will not cause or permit any Hazardous Substances to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Project by Tenant or its agents other than Hazardous Substances commonly or reasonably used in life sciences laboratories or the research and development and manufacturing of synthetic DNA and other synthetic biology products or other Hazardous Substances that are reasonably necessary in Tenant’s normal operations of such a laboratory and are used, stored and disposed of in accordance with applicable laws (“Permitted Hazardous Substances”) without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion. Tenant shall be permitted to utilize designated portions of the Premises and the Project for H (High Hazard) Occupancy as stated in Section 5.3.7 below. If Tenant brings any Hazardous Substances to the Project, with or without the prior written consent of Landlord (without waiver of the requirement of prior written consent), Tenant shall: (1) use such Hazardous Substance only as is reasonably necessary to Tenant’s business; (2) handle, use, keep, store, and dispose of such Hazardous Substance using the prevailing industry standards and in compliance with all applicable Environmental Laws and shall not allow any release, spill or disposal of the same at the Project; and (3) maintain at all times with Landlord a copy of the most current MSDS sheet for each such Hazardous Substance. Upon expiration or earlier termination of this Lease, Tenant will, at Tenant’s sole cost and expense, cause all Hazardous Substances brought to the Project by Tenant, its agents, contractors, employees, suppliers, licensees or invitees, to be removed from the Project in compliance with any and all applicable laws.

5.3.2 Notification. Tenant shall immediately notify Landlord should Tenant (a) become aware of the existence of any Hazardous Substance at the Project other than Permitted Hazardous Substances, (b) receive any notice of, or become aware of, any actual or alleged violation with respect to the Project of any Environmental Law, or (c) become aware of any lien or action with respect to any of the foregoing. Tenant shall deliver to Landlord, promptly upon receipt, (i) copies of any documents received from the United States Environmental Protection Agency (“EPA”) and/or any state, county, or municipal environmental or health agency concerning Tenant’s ownership, use, or operations upon or in connection with the Premises; and (ii) copies of any documents submitted by Tenant to the EPA and/or any state, county, or municipal environmental or health agency concerning the Premises.

5.3.3 Inspection and Remedial Action. Landlord is hereby authorized to enter the Premises at reasonable times, and after reasonable notice, subject to Tenant’s confidentiality, security and health and safety protocols, for the purpose of inspecting the Premises, to ascertain Tenant’s compliance with all covenants made in this Section. Upon Landlord’s written request if Landlord has reasonable evidence that Tenant has breached its covenants in Section 5.3.1 above, (a) Tenant, through professional engineers approved by Landlord and at Tenant’s cost (to the extent conclusive evidence of Tenant’s breach of such covenants is found, but otherwise at Landlord’s sole cost and expense), shall thoroughly investigate suspected Hazardous Substances contamination of the Premises or Project purported to have been caused by a breach of any of Tenant’s covenants in Section 5.3.1, and (b) if such investigation indicates that Tenant has so breached such covenants, Tenant shall forthwith take such remedial action with respect to any such contamination as may be necessary to entirely remove and clean up all such Hazardous Substances discharged by Tenant at the Project or into related groundwater in breach of Tenant’s obligations under this Section 5.3; otherwise, such investigation will be at Landlord’s sole cost and expense. Landlord’s and Tenant’s obligations under this Section 5 are not dependent upon whether the EPA or any other federal, state, or local agency or governmental authority has taken or threatened any action in connection with the presence of any Hazardous Substance on, or release of any Hazardous Substance from, the Project; provided, however, that when Landlord is required to remediate Hazardous Substances under Section 5.3.6 below, Landlord shall be required to perform only such remediation as may be required by such an authority or as is required pursuant to Section 5.3.6. Notwithstanding any provisions to the contrary in this Lease, Tenant shall indemnify, defend and hold free and harmless the Landlord and each of Landlord’s direct or indirect members, representatives, affiliates, employees, attorneys and agents for, from, against and regarding any claims, losses, expenses or damages, suits or procedures to the extent attributable to action, refusal, negligence or failure on the part of the Tenant to comply with Environmental Laws. If Tenant shall fail promptly to discharge its obligations under this Section, Landlord may, at its election, but without the obligation to do so, cause such investigation to be made or remedial action to be taken and/or take any and all other actions that Landlord may deem necessary or advisable to protect its interests or to avoid or minimize its liability for the existence of Hazardous Substances at the Project, or for a release thereof from the Project. All amounts reasonably expended by Landlord under this Section in connection with a breach by Tenant of its obligations under this Section shall be payable by Tenant to Landlord upon demand.

5.3.4 Definition of Hazardous Substance(s). The term “Hazardous Substance” shall mean:

(a) “Hazardous substances”, as defined by 40 CFR Part 302;

(b) “Extremely hazardous substance”, as defined by 40 CFR Part 355;

(c) “Toxic chemicals”, as defined by 40 CFR Part 372;

(d) “Hazardous substance” or “hazardous waste” as defined by 29 CFR § 1910.120;

(e) “Hazardous Waste” as defined by applicable administrative rules;

(f) Petroleum, including crude oil and any fraction thereof;

(g) Any material that contains more than 1% of asbestos; and

(h) Any other chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, asbestos containing materials, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any environmental law based upon, directly or indirectly, such properties or effects.

(i) “Hazardous Materials” or “Contaminants”, as such terms are defined under any Environmental Law, and shall be deemed to include any material that, owing to its properties, presents a real and potential danger to the environment or to the health of the users of the Project.

5.3.5 Definition of Environmental Laws. The term “Environmental Laws” shall mean any and all federal, state or local laws and regulations of an environmental nature, including, in all cases, any judgments, orders, notices, notices of infraction or non-compliance, decrees, codes, rules, directives, policies, guidelines and guides, authorizations, authorization certificates, approvals, permissions and permits issued by any competent authorities, the whole as they may have been amended from time to time.

5.3.6 Landlord Obligations. Landlord has provided to Tenant for review a copy of a Phase I environmental assessment, an asbestos report and maps, and its operation and maintenance plan regarding asbestos. If Hazardous Substances exist in or are released into the Premises or the Project and the same must be remediated under applicable Law or to enable Tenant to construct its Tenant Improvements or other improvements or alterations required to be constructed by Tenant under this Lease, and if such Hazardous Substances are not brought to or released from the Premises by Tenant or any of its employees, agents or contractors (except as to any release, exposure or discovery of Hazardous Substances caused by demolition or site preparation for the construction of Tenant Improvements or such other improvements or alterations required to be constructed by Tenant under this Lease), then Landlord shall promptly take or cause to be taken all legally required remediation steps and all steps to allow Tenant’s Permitted Use of the Premises, including Tenant’s construction of Tenant Improvements or other improvements or alterations required or permitted to be performed by Tenant under this Lease, without charge to Tenant. For the sake of clarity, Landlord’s obligation for removal of asbestos in accordance with this Section 5.3.6 is not limited to asbestos identified in such Phase I environmental assessment, asbestos report or Landlord’s operation and maintenance plan regarding asbestos. If, in the course of performing Tenant’s Work or other works of improvement required or permitted to be constructed by Tenant under this Lease, Tenant discovers the existence of Hazardous Substances in the Premises or the Project that are to be so remediated by Landlord, then Tenant and Landlord will agree upon the scope and estimated cost of the required remediation and Landlord shall elect either to perform the remediation or to have Tenant perform the remediation in which latter event Landlord shall reimburse Tenant for the actual cost of such remediation upon demand.

5.3.7 Occupancy. Landlord acknowledges and agrees that Tenant shall be permitted to construct or install, maintain and operate the following: (i) three (3) control areas within the Premises or the Permitted Exterior Areas as shown on Exhibit A-2 and establish “H” occupancy in such control areas, and (ii) all improvements in the Permitted Exterior Areas that are included in Tenant’s Work (as defined in the Work Letter). Tenant shall, at its expense, take all steps required related to such control areas or occupancy, including making all improvements (subject to and in compliance with this Lease, including all provisions regarding Alterations) that are required by reason of the same.

5.3.8 Survival. The covenants set forth in this Section 5.3 shall survive the expiration or termination of the Lease or any transfer by Tenant, by assignment or otherwise, of any or all right, title, or interest of Tenant in the Premises.

5.4 Rules and Regulations. Tenant and its employees and agents shall faithfully observe and comply with, and Tenant shall cause its invitees and licensees to observe and comply with, the rules and regulations attached as Exhibit D and with such changes therein as Landlord may from time to time make and of which Landlord has notified Tenant (the “Rules and Regulations”). Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant or such other tenant’s employees, agents, invitees or licensees.

5.5 Parking. Tenant shall be entitled to use only those parking spaces described in the Basic Lease Terms and not others. Landlord shall not be liable to Tenant nor shall this Lease be affected if such parking privileges are impaired by reason of any moratorium, initiative, referendum, statute, regulation, or other governmental decrees or action which could in any manner prevent or limit the parking rights of Tenant hereunder. Landlord reserves the right to designate certain spaces for use by particular lessees or by visitors or vendors. Tenant understands a separate parking contract may be required for persons parking at the Project and that such a contract may include restrictions related to parking. If any taxes or charges are imposed by governmental authorities in connection with the use of such parking, these taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within ten (10) days after Tenant’s receipt of the invoice from Landlord. Tenant hereby waives any and all rights to install or to require Landlord to make available any electric vehicle charging station(s), whether such rights are granted by or under any present or future law, including, without limitation, ORS Chapter 386 (Oregon Laws 2017). Tenant’s employees, while on business trips, shall be permitted to park their vehicles overnight and for multiple days provided that Tenant shall notify Landlord in advance of such extended parking needs.

5.6 Equipment.

5.6.1 Tenant shall have (a) a non-exclusive right to install and maintain on the roof of Building above the Premises equipment for its communications and data transmission network and related cabling (collectively, and with any other Equipment located on the roof, the “Rooftop Equipment”), and (b) the exclusive right to install and maintain equipment needed to serve the Premises, such as a generator, an exterior chemical storage enclosure, an LN2 tower and/or supplemental HVAC unit, and related cabling and/or piping (the “Exterior Equipment”) in the locations shown on Exhibit A-2, or such other locations as approved by Landlord in Landlord’s reasonable discretion (the “Permitted Exterior Areas”), all without charge but in compliance with this Section. The Rooftop Equipment and Exterior Equipment are collectively referred to as the Equipment.

5.6.2 Tenant shall submit to Landlord for its approval complete plans for the installation of the Equipment. Without limiting the generality of the foregoing, Landlord may limit or require modification to the proposed plans and specifications of Rooftop Equipment by reason of any of the following:

(a) No roof penetration shall occur with installation unless separately approved in writing.

(b) Installation of Rooftop Equipment shall not interfere with operation or maintenance of any other roof-mounted equipment.

(c) No Rooftop Equipment shall be installed if such installation will void or diminish any roof warranty or bond.

5.6.3 The following provisions shall apply to Tenant’s installation of Equipment:

(a) Tenant shall install the Rooftop Equipment only where coordinated and approved by Landlord and the Exterior Equipment only in the Permitted Exterior Areas. Tenant shall install such screening and enclosures as Landlord requires from time to time. All references to the Equipment shall include all such screening. All provisions of the Lease, including those related to alterations, apply to the Equipment and any work.

(b) Tenant shall obtain all necessary permits and approvals for the installation and operation of the Equipment. Tenant shall at all times comply with all such permits and approvals, and all other legal requirements applicable to the Equipment. Tenant shall maintain and repair the Equipment in good condition and working order.

(c) The Equipment will be installed and maintained at Tenant’s expense.

(d) Tenant shall operate the Equipment in such a manner as to avoid interference with the communications or other activities of any third party and to avoid causing any health risk.

(e) The Equipment shall be used solely for the needs of Tenant in the Premises. The Equipment shall not be used to supply communications or any other service to any other lessee or location.

5.6.4 Tenant shall remove the Equipment upon (i) the expiration of this Lease or the termination of this Lease or of Tenant’s right of possession, (ii) Tenant ceasing to use the same, or (iii) exercise by Landlord of a right to require removal pursuant to the provisions of this Lease. Tenant shall, at that time, remove all of the Equipment and make such repair and restoration to the Building as is necessary to return the same to its prior condition and as otherwise may be required by Landlord; provided, Landlord may elect to require that Tenant leave in place and convey to Landlord ownership of all or any of the cabling.

5.6.5 All access to the roof of the Building shall be only at such times and by such personnel as shall have been approved, in advance, by Landlord. Landlord shall have the right to require that any roof work be conducted by a contractor designated by Landlord; Landlord shall have no liability for such designation. Tenant shall not enter any premises leased to any other lessee nor install or use Equipment in a manner which disturbs any lessee. Tenant shall reasonably cooperate with Landlord to accommodate any repair, maintenance or remodeling activity desired to be undertaken by Landlord in the vicinity of Tenant’s Rooftop Equipment including, in the case of Rooftop Equipment not installed so that relocation is not required, relocating the same. Unless required by an emergency affecting life safety or by an express provision of this Lease, Tenant shall not be required to discontinue operation of such Equipment.

5.6.6 Any generator will be used only to provide power during a utility interruption and for the minimum testing periods recommended by the manufacturer. All testing will be done outside of business hours and/or in accordance with applicable laws and regulations.

5.6.7 All electrical, water and other costs of operating the Equipment will be paid by Tenant. All covenants of defense and indemnity made by Tenant in the Lease apply to any claim or loss related to or arising from the existence, use or operation of the Equipment.

5.6.8 Nothing herein shall be construed as granting to Tenant any exclusive right to install Equipment or to use any space on the roof or elsewhere except in the Permitted Exterior Areas. The rights of Tenant in this Section are personal to Tenant and cannot be assigned to, shared with, or used by any third party.

6. Condition of Premises, Maintenance and Repair; Landlord’s Work; Roof Replacement.

6.1 Tenant’s Acceptance, Landlord’s Work. By taking possession of the Premises on the Commencement Date, Tenant shall be deemed to have accepted the Premises AS IS, and as being in good, sanitary and working order, condition, and repair, subject to Landlord’s obligation to perform Landlord’s Work and Landlord’s delivery of the Premises with the roof, HVAC systems, electrical, lighting, fire sprinkler and plumbing systems in good working condition, having been recently operated and regularly serviced; provided, however, that on or prior to the Commencement Date, Landlord shall have replaced the portion of the roof that serves the Premises in accordance with the applicable provisions of Exhibit B. If any aspect of Landlord’s Work does not comply with the requirements of Schedule 1 to Exhibit B or if any component of a Building system serving the Premises is not in good working order, and if Tenant notifies Landlord of such noncompliance or component that is not in good working order within 180 days of Landlord’s written notice to Tenant that Landlord’s Work is substantially complete, then Landlord shall promptly correct such deficiency at Landlord’s sole cost and expense and not as an Operating Expense.

6.2 Tenant’s Maintenance and Repair Obligations. Except as provided in Schedule 1 to Exhibit B, Section 6.1 above and Section 6.5 below, Tenant, at its expense, shall be responsible for maintaining and repairing the Premises. However, notwithstanding any provision of this Lease, if the Premises includes one or more server rooms or other areas served by separate HVAC equipment, then Tenant shall maintain, repair and replace all HVAC equipment serving such area(s). Tenant shall maintain, repair and replace all systems within the Premises from the point of entry to the Premises. Tenant, at its expense, shall promptly replace all scratched, damaged or broken doors and glass in and about the Premises and shall be responsible for all repairs, maintenance and replacement of millwork, cabinets, wall and floor coverings in the Premises and shall be responsible for all repairs to damage arising from any overflow of plumbing serving the Premises. Tenant shall be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, in and to the Premises and the Project and the facilities and systems thereof, the need for which arises out of (a) Tenant’s performance or existence of Alterations (defined at Section 7.1), (b) the installation, use or operation of Tenant’s Property in the Premises, (c) the moving of Tenant’s Property in or out of the Project, (d) laws or regulations now or hereafter in effect which require changes to the Premises and any changes elsewhere at the Project if due to the use of the Premises by Tenant or any legal requirement applicable to Tenant, or (e) the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees. Tenant shall promptly report to Landlord any damage or injury occurring on or to the Premises or the Project.

6.3 Manner. Tenant shall promptly make, at Tenant’s expense, all repairs in or to the Premises and the Project for which Tenant is responsible. Such work shall be performed only by contractors approved by Landlord in Landlord’s reasonable discretion. Any such repairs in or to the Project and the facilities and systems thereof outside of the Premises and not in a Permitted Exterior Area, at Landlord’s election, may be performed by Landlord at Tenant’s expense.

6.4 Janitorial Services. Tenant shall supply janitorial services to the Premises to a standard that is substantially equivalent to the services provided in similar properties in the City.

6.5 Landlord’s Maintenance and Repair Obligations. Landlord shall maintain, and cause to be made all structural repairs to and replacements of, the roof, walls, foundations, concrete subflooring and underground utilities of the Project and Premises; the costs of such work will not be included in Operating Expenses. Except as provided in Sections 6.1 and 6.2 above, Landlord shall repair and maintain the lighting, plumbing, HVAC, and electrical systems or network serving the Premises including electric based heating, to the point of entry to the Premises; the cost of such work will be included in Operating Expenses subject to limitations contained in Section 3.1 and other provisions of this Lease requiring Landlord to perform work at its sole cost and expense, except for those repair costs for which Tenant is responsible pursuant to any of the provisions of this Lease.

6.6 Waiver. Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption of or injury to Tenant’s business arising from Landlord’s making any repairs or changes that Landlord is required or permitted by this Lease or required by law to make in or to any portion of the Project or the Premises, or in or to the fixtures, equipment or appurtenances of the Project or the Premises. Landlord shall have no liability to Tenant nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any act or failure to act of any security personnel or mechanism used in the Project, or by reason of any lack of security in the Project. To the fullest extent permitted by applicable law, Tenant hereby waives any and all rights under any law in existence during the Term that is inconsistent with the provisions of this Section 6.6 including, without limitation, any right arising under any law purporting to authorize a tenant to make repairs at the expense of a landlord or to terminate a lease.

6.7 End of Term. Upon termination of this Lease for any reason whatsoever Tenant will peacefully surrender to Landlord the entire Premises, together, subject to the provisions of Section 7.5, with all improvements, changes, alterations and replacements thereto, in good order, condition and repair, but in any event with all windows, walls, floors, and carpets cleaned, all equipment in good working order, and the Premises restored to their original condition as of the Commencement Date, ordinary wear and tear and damage from casualty excepted. Upon such termination, Tenant shall have the right and obligation to remove Tenant’s Property, as provided at Section 9.2.

7. Alterations.

7.1 Landlord’s Consent. Tenant shall make no alterations, additions, or improvements in or to the Premises (herein, “Alterations”) without Landlord’s prior written consent, to be granted or withheld pursuant to Sections 7.2 and 7.3 below, and, if such consent is granted, then only contractors or mechanics that are approved by Landlord shall effect such Alterations. Tenant shall not directly or indirectly submit any application to the City or County, including, but not limited to, applications for a certificate of occupancy or for Alterations, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

7.2 Procedure for Approval. If Tenant wishes to make any Alterations to the Premises that either (a) are of a structural nature or involve any physical changes to the Premises, or (b) involve a cost greater than $2,500.00, or (c) involve the roof, foundation, exterior walls or interior load-bearing walls of the Building (collectively, “Major Work”), Tenant shall submit to Landlord, for Landlord’s written approval, a written description of the Major Work that Tenant proposes to perform together with detailed plans and specifications for such Major Work. If Tenant wishes to make any alterations, additions, or improvements to the Premises that do not constitute Major Work, Tenant shall submit to Landlord, for Landlord’s written approval, a written description of such work. Reference herein to “structural work” or “work of a structural nature” shall have the meaning that such terms normally connote in the construction industry. By way of example, alteration of interior non-load bearing walls and partitions, alteration of ceilings, installation of wall coverings, painting, installation of carpet, and similar work shall not be deemed to constitute structural work; alteration to any exterior wall, load bearing wall, roof, plumbing system, electrical system, heating, ventilation, and air conditioning system or similar work shall be deemed to be of a structural nature.

7.3 Standard for Approval. Landlord’s approval of proposed work shall not be unreasonably withheld or delayed if such work (a) does not adversely affect, in Landlord’s reasonable judgment, the appearance of the Premises and/or Building or the value of the Premises and/or Building, (b) does not adversely affect, in Landlord’s reasonable judgment, Landlord’s ability to re-lease the Premises, (c) does not affect the structural integrity of the Building or its systems, (d) conforms to the requirements of all building codes and any other applicable laws and regulations, and (e) can be performed and completed without unreasonably disrupting the business or operation of the Building or of any other tenant of the Project. Tenant’s failure to obtain Landlord’s prior written consent to any proposed work shall constitute an Event of Default hereunder.

7.4 Compliance with Laws. All work done by Tenant shall be performed in full compliance with all laws, rules, orders and ordinances. Without limiting the generality of the foregoing: (a) Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause the Alterations work to be performed in compliance with all such permits and certificates, applicable laws and requirements of public authorities and with all applicable requirements of insurance, and (b) Tenant shall be responsible for assuring that the Premises complies with any and all requirements of the Americans with Disabilities Act and any other Federal, State or local governmental agency requirements relating to Tenant’s specific use of the Premises or Tenant’s business operation. Landlord’s approval or consent to any proposed work shall not be deemed a waiver of, or an opinion respecting, the compliance of the proposed work with the requirements of this Section 7.4.

7.5 Title to Alterations. All Alterations upon the Premises performed during the Term of this Lease, including (without limiting the generality of the foregoing) all wall covering, built-in cabinet work, paneling, and the like shall, unless Landlord elects otherwise in writing, become the property of Landlord, and shall remain upon and be surrendered with the Premises as a part thereof at expiration or earlier termination of this Lease, except that Landlord may, by written notice given to Tenant at the time of Landlord’s prior written approval of an Alteration (or given at any time if no applicable prior written approval was given), require Tenant, at Tenant’s cost, (a) to remove such Alteration, and (b) to repair all damage resulting from such removal. If Tenant fails to perform the foregoing, Tenant shall pay to Landlord all costs arising from Landlord’s performance of the same, which shall be due and payable upon Landlord’s demand. Notwithstanding any other provision hereof, Tenant and not Landlord shall have the obligation to insure, repair, maintain, replace and restore all Alterations.

7.6 Schedule/Manner of Work. All of Tenant’s contractors, suppliers, workmen, and mechanics for any Alterations shall comply with such rules and conditions as Landlord may reasonably impose from time to time, which rules and conditions shall be enforced by Tenant at the discretion of Landlord. At any time any contractor, supplier, workman, or mechanic performing construction of any Alterations performs any work that may or does impair the quality, integrity, or performance of any portion of the Building, Tenant shall cause such contractor, supplier, workman, or mechanic to leave the Building and remove all his tools, equipment, and materials immediately upon written notice delivered to Tenant and Tenant shall reimburse Landlord for any repairs or corrections of any portion of the Building caused by or resulting from the work of any contractor, supplier, workman, or mechanic performing any Alterations work. The quality of all Alterations to or involving structural, electrical, mechanical, life/safety, energy management, or plumbing systems in the Premises shall be at least equal to the quality of such systems as on the Commencement Date. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance in connection with the construction of the Alterations. Landlord shall have no liability to any contractors, subcontractors, material suppliers or any other third-party for any work, labor, services or materials done for or supplied at the request of Tenant or any other person claiming through or under Tenant in or about the Premises or Building. Such contractors, subcontractors, material suppliers, and other third-parties are not third-party beneficiaries of this Lease. Tenant is not Landlord’s agent or representative, and has no authority to obligate Landlord with respect to any such work, labor, services or materials.

7.7 Debris. Tenant will cause construction of any Alterations to be accomplished in a neat, clean, and workmanlike manner. Tenant shall not permit any trash, rubbish, or debris to accumulate in the Premises or the Project, and Tenant shall remove or cause to be removed all such trash, rubbish, and debris from the Premises and the Project and on a timely basis. Tenant shall be responsible for any additional costs incurred by Landlord for cleaning the Project or any portion thereof, and for removing any trash, rubbish, or debris therefrom to the extent caused by Tenant’s construction of the Alterations. Tenant shall not use the Project trash containers for any trash, rubbish or debris generated by any construction in the Premises.

7.8 Right of Entry/Inspection. At reasonable times during the period of construction of any portion of any Alterations following reasonable prior notice to Tenant, Landlord and Landlord’s architects, engineers and contractors shall have the right to enter upon the Premises to inspect the work of construction and the progress thereof. Tenant shall not close any work affecting any portion of the life safety, heating, ventilation, and air conditioning, plumbing, or electrical systems in the Premises or Building until the same has been inspected and approved by Landlord’s engineers. No inspection or approval by Landlord’s engineers of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any governmental ordinances, codes, or regulations, and Tenant shall be fully responsible and liable therefor.

7.9 Insurance. In addition to the insurance requirements set forth in Section 8, during the period of construction of any Alterations, Tenant and Tenant’s general contractor shall maintain worker’s compensation, builder’s all-risk and public liability insurance, and such other insurance as Landlord may reasonably require in amounts satisfactory to Landlord. All policies shall have such coverage limits, and be underwritten by such companies, as Landlord shall approve, and shall name Landlord and its property manager and asset manager as additional insureds thereunder. Before the commencement of construction of any Alterations, Tenant and Tenant’s general contractor must deliver certificates of all such insurance policies and such insurance policies must be approved by Landlord.

7.10 Non-Responsibility of Landlord; Indemnification. Tenant hereby acknowledges that Landlord shall have no responsibility whatsoever for the construction of any Alterations or for any defects therein. Tenant shall notify Landlord in writing no less than ten (10) days before the commencement of construction of any Alterations in order to afford Landlord an opportunity to post and record appropriate notices of non-responsibility. Tenant, at its expense, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations work, or any other work, labor, services or materials done for or supplied to Tenant, or any other person claiming through or under Tenant, in or about the Premises or Project. Tenant shall defend, indemnify and save harmless Landlord and any mortgagee for, from, against and regarding any and all mechanics and other liens and encumbrances filed in connection with, and any other claims, charges, liabilities, obligations, penalties, causes of action, liens, damages, cost and expense (including attorney’s fees) arising or incurred by or against Landlord and arising in connection with, the Alterations work, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, in or about the Premises or Project. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances of record within fifteen (15) days after the filing thereof; provided, Tenant may contest, in good faith and at its own expense, any notice of violation, or lien, provided Tenant posts for the protection of Landlord security in an amount and form acceptable to Landlord. Such indemnification obligation shall extend to all reasonable costs, attorneys’ fees, and liabilities incurred in connection with the defense of any such claim (including appeals and petitions for review) or any action or proceeding brought thereon.

8. Liability and Insurance.

8.1 Action by Tenant. Tenant shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises that would subject Landlord to any liability or responsibility for personal injury, death or property damage, or, to the extent Landlord has so advised Tenant, that would increase insurance rates in respect of the Project or the property therein over the rates that would otherwise then be in effect or that would result in insurance companies of good standing refusing to insure the Project or the property therein in amounts satisfactory to Landlord, or that would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the Project or the property therein. If, by reason of any failure of Tenant to comply with the provisions of Section 5 or this Section 8.1, the premiums on Landlord’s insurance on the Project and/or property therein shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant.

8.2 Landlord’s Insurance. Landlord shall procure and maintain at all times during the Term of this Lease a policy or policies of insurance covering loss or damage to the Premises in the amount of the full replacement value thereof (exclusive of Tenant’s trade fixtures, Alterations, equipment and personal property), providing protection against all perils included within the classification of fire, extended coverage, all risk of loss as it relates to the standard insuring clause, loss of rental income, Landlord’s risk liability coverage, and to the extent any mortgagee of the Project may require or as Landlord may deem prudent, coverage against such other hazards that are then commonly insured against for similar properties. Such insurance shall provide for payment of loss thereunder to Landlord and/or the holder of any mortgages or deeds of trust or real estate contracts on the Project.

8.3 Waiver of Subrogation. Each party hereby releases the other party and its agents and employees in respect of any claim that the releasing party might otherwise have against the other party or its agents or employees for, and waives any right of subrogation in respect of, loss, damage or other casualty to tangible property owned by the releasing party occurring during the term of this Lease to the extent of insurance proceeds received by the releasing party from insurance required to be carried hereunder (or which would have been received had such party complied with such requirements) or, if greater, the proceeds actually received from all insurance maintained by the releasing party. Tenant shall secure an appropriate clause in, or an endorsement upon, each insurance policy obtained by it and covering or applicable to the Premises or the personal property, fixtures and equipment located therein, pursuant to which the insurance company waives subrogation or permits the insured, prior to any loss, to make the waiver set forth in this Section 8.3, without invalidating the coverage under the insurance policy. The waiver of subrogation or permission for waiver of any claim shall extend to Landlord and its agents and employees.

8.4 Commercial General Liability Insurance. Tenant, at its expense, shall procure and maintain at all times during the Term and at any time prior to the Term that Tenant is given possession of the Premises, commercial general insurance in respect of the Premises and the conduct or operation of business therein, on an occurrence basis, with Landlord, its property manager and asset manager, and any mortgagee or master lessor whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than $3,000,000 on a combined single limit basis. All such insurance shall insure the performance by Tenant of the defense and indemnity obligations of Tenant under this Lease.

8.5 Tenant’s Property Insurance. Tenant shall also at its own expense maintain, during the Term, and at any time prior to the Term that Tenant is given possession of the Premises, insurance covering all of its personal property including its furniture, fixtures, trade fixtures, equipment, and inventory, and all Alterations and other betterments, in an amount equal to not less than one hundred percent (100%) of the full replacement value thereof and insuring against fire and all risk perils coverage as provided by a standard all risk coverage endorsement (commonly known as “causes of loss – special form”). The plate glass and all other glass is the responsibility of the Tenant in the event of breakage from any cause.

8.6 Insurance Policies. All insurance policies required to be carried by Tenant hereunder shall be with companies and with loss-payable clauses satisfactory to Landlord and evidence of such insurance shall be delivered to Landlord by Tenant prior to Tenant commencing occupancy and thereafter prior to each renewal thereof. Such evidence of insurance shall be from a company holding a “Best’s Rating” of at least A- VII or better, shall indicate that the insurance policy is in full force and effect, and that the policy bears an endorsement that the same may not be canceled or amended unless thirty (30) days prior written notice of the proposed cancellation or amendment has been given to Landlord. All such evidence of insurance and each such policy of insurance required to be maintained by Tenant hereunder shall expressly evidence insurance coverage as required by the Lease. All such policies shall be written as primary policies not contributing with and not in excess of coverage which Landlord may carry, and shall not have a “deductible” in excess of a commercially reasonable amount approved in advance by Landlord.

8.7 Increase in Coverage. Landlord may from time to time require that the amount of liability insurance to be maintained by Tenant under Section 8.4 be increased to an amount determined by Landlord to be necessary to adequately protect Landlord’s interest. Upon receipt by Tenant of a notice from Landlord stating the increased amount of insurance, Tenant shall thereafter carry the insurance as set forth in such notice. In no event shall the amount of public liability insurance to be carried by Tenant be less than the amount specified in Section 8.4.

9. Landlord’s Property, Tenant’s Property.

9.1 Landlord’s Property. Subject to Tenant’s right to demolish existing leasehold improvements to construct Alterations approved by Landlord or otherwise permitted under this Lease, all fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall be deemed the property of Landlord and shall not be removed by Tenant, except as provided in Section 7.5.

9.2 Tenant’s Property. All unattached business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by or for the account of Tenant without expense to Landlord and that can be removed without structural damage to the Building and all furniture, furnishings (excluding window coverings) and other articles of movable personal property owned by Tenant and located in the Premises (together, the “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term of this Lease; provided, that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered Tenant’s Property, and shall be deemed to be the property of Landlord.

9.3 Removal. At or before the Expiration Date of this Lease, or any earlier termination of this Lease, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property (except such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Notwithstanding any other provision of this Lease, unless Landlord otherwise elects by separate written notice, Tenant shall remove, at or prior to the expiration or termination of this Lease, at its expense, all wiring and cabling installed at the Premises which shall have been installed by Tenant or which Landlord shall have installed pursuant to this Lease or at the request of Tenant. Such wiring and cabling shall include but not be limited to (a) wiring and cabling above the ceiling panels, behind or within walls, and under or within floors, (b) wiring and cabling for voice, data, security or other purposes, and (c) all related installations, equipment and items whatsoever. If Tenant fails to remove, by the earliest of the date of expiration or termination of this Lease or of Tenant’s right of possession (the “Removal Date”) all items required to be removed by this Lease (including all of Tenant’s Property, cabling, and Alterations to be removed), or to accomplish by the Removal Date all restoration required by this Lease, then Landlord shall have, in addition to all other rights, the right to collect as additional damages rent at the rate of all holdover rent described in Section 10 below from the Removal Date until all such obligations are performed. Collection of these additional damages is not a waiver of any Event of Default or of any other remedy, is not a waiver of any other damages, and does not extend the Lease Term nor grant Tenant any possessory right following the Removal Date.

9.4 Abandonment. In addition to Landlord’s rights at Section 18.2.1, any items of Tenant’s Property that shall remain in the Premises after the Expiration Date of this Lease, or any earlier termination of this Lease, at the option of Landlord, may, at Landlord’s election, be deemed to have been abandoned, and Landlord may without notice to Tenant, dispose of Tenant’s Property, sell Tenant’s Property at a public or private sale on such terms as Landlord determines in its sole and absolute discretion and apply any proceeds first to the expenses of the sale and then to any amount owed by Tenant, and/or otherwise deal with Tenant’s Property in such manner as Landlord shall determine, all at Tenant’s expense.

10. Holding Over.

10.1 Grant of Right. Tenant shall have the right to give to Landlord written notice (the “Holdover Notice”) at least 180 days prior to the scheduled Expiration Date of the Lease that Tenant will holdover in the Premises for a period specified in the Holdover Notice not to exceed 60 days (the “Permitted Period”). During the Permitted Period, Tenant shall lease the Premises on the terms of the Lease except (a) Base Rent shall be 103% of the final amount scheduled to be due under the Lease, and (b) Tenant shall have no right to again give a Holdover Notice.

10.2 Termination of Right. The rights granted in this Section shall terminate and shall cease to be effective: (a) upon any assignment of this Lease or any sublease of all or part of the Premises other than to an Affiliate Assignee; or (b) upon any Event of Default by Tenant or the termination of this Lease or of Tenant’s right of possession.

10.3 Amendment to Lease. If Tenant exercises the right to give the Holdover Notice, Landlord and Tenant shall execute and deliver an amendment to this Lease setting forth such fact and the amount of Base Rent for the Permitted Period.

10.4 Limitation. No Holdover Notice shall create any Permitted Period following any termination of this Lease or of Tenant’s right of possession; a Permitted Period may only follow the scheduled Expiration Date of the Term. The exercise of this right to a Holdover Period does not alter the date by which notice exercising an option to renew must be given.

10.5 Holding Over. If Tenant holds over after the Expiration Date or earlier termination of the Term other than during a Permitted Period, Tenant shall become a tenant at sufferance only, at a rental rate equal to 150% of the Base Rent in effect upon the date of such expiration or termination (prorated on the basis of a thirty-day month and actual days elapsed), and otherwise subject to the terms, covenants, and conditions herein specified, so far as applicable. At the written election of Landlord made at any time during such tenancy at sufferance, the term of this Lease shall be extended from the date of such notice until the 90th day thereafter, on all the terms and conditions set forth herein (other than any rights of extension, renewal, or expansion in favor of Tenant) at the rental rate specified in this Section 10. Acceptance by Landlord of rental after such expiration or earlier termination shall not result in a renewal or extension of this Lease. The provisions of this Section 10 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. Tenant shall pay to Landlord all losses, and indemnify Landlord for all claims (including those made by any succeeding lessee), arising from any holdover by Tenant other than during a Permitted Period.

10.6 Relationship to Other Provisions. During the Permitted Period, Tenant shall have no right to be offered or to lease any Right of First Refusal Space pursuant to Section 1.5 of this Amendment.

11. Utility Service and Charges.

11.1 Utility Service. Tenant may, as part of Tenant’s Work, cause HVAC service, electricity and gas to be metered or measured to the Premises. If any utility or service to the Premises is separately metered, sub-metered or measured, Tenant shall pay the charges monthly as directed by Landlord. The cost of these same utilities and services when supplied to common areas will be an Operating Expense. Tenant shall pay monthly the cost of all other utilities and services for the Premises as Operating Expenses or as otherwise invoiced by Landlord.

11.2 Discontinuance and Interruption of Service. Landlord shall not be liable to Tenant in damages or otherwise for the quality, quantity, failure, unavailability or disruption of any utility service and the same shall not constitute a termination of this Lease, or an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of Rent. Tenant hereby waives the provisions of any existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.

11.3 Landlord’s Right to Alter Utilities. Landlord may at any time alter any utility, and related equipment, serving the Project, provided such alteration does not materially interrupt service to the Premises and does not unreasonably interfere with Tenant’s business operations within the Premises.

11.4 High Voltage Equipment. Tenant shall not, without the prior written consent of Landlord, use any equipment, machine, apparatus or device within the Premises that alone or in combination exceed the capacity of the electrical service to the Premises.

11.5 Cost of Increasing Capacity. Tenant shall not, without Landlord’s prior written consent (which Landlord may give or withhold in its sole discretion) install or use equipment, machinery or other apparatus in the Premises that have electrical requirements that exceed the electrical load capacity of the Premises existing on the Commencement Date. Should Landlord consent to installation or use of any such equipment, machine or apparatus, the additional equipment required to increase the electrical capacity of the Premises to accommodate such installation and usage shall be provided by Landlord at Tenant’s expense. Tenant shall, prior to purchase and installation thereof, pay to Landlord the cost to purchase, install, service and maintain such additional equipment.

12. Climate Control. Except as otherwise provided in this Lease, Landlord shall maintain and operate the Building’s central heating, ventilating and air-conditioning systems serving the Premises; the timing of any scheduled repair or maintenance work that may disrupt service will be coordinated with Tenant at least thirty (30) days prior to the proposed date of such work and Landlord shall use commercially reasonable efforts to minimize the duration and impact of any service outage. The costs of Landlord performing this work shall be included as an Operating Expense to the extent permitted by Section 3 of this Lease. Tenant shall pay when due the actual cost of all metered or measured charges at the rates in effect during Tenant’s usage. The Premises will be equipped with thermostats that Tenant will control and Tenant will control the Building system to the extent it serves the Premises. Tenant may install supplemental HVAC equipment and will control the same. Notwithstanding any provision of this Lease, if the Premises includes one or more server rooms or other areas served by separate HVAC equipment or if any HVAC equipment is installed as part of Tenant’s Work or as an Alteration, then Tenant shall maintain, repair and replace the same and shall pay as directed by Landlord all actual costs of electricity for such HVAC equipment metered or measured.

13. Signs, Displays, Auctions, and Sales.

13.1 General. Tenant may install signage on the exterior of the Building eyebrow signage, signage at its main entrance, and signage on one monument sign if now existing or if later created by Landlord. All costs related to such signage will be paid by Tenant. All Tenant signage must comply with applicable law and Landlord’s standard sign criteria. Tenant’s signage shall be subject to Landlord’s prior written approval as to location, size and design. All signage must comply with all recorded documents. All signage material and installation will be at Tenant’s sole cost and expense. At its cost, Tenant shall remove all of its signage and restore all affected surfaces at the end of this Lease. Tenant shall not place or suffer to be placed on the exterior walls or windows of the Premises or upon the roof or any exterior door or wall or on the exterior or interior of any window thereof any other sign or any awning, canopy, marquee, advertising matter, decoration, picture, letter or other thing of any kind without the prior written consent of Landlord. If Tenant shall install any sign without Landlord’s consent and/or in violation of the foregoing, Landlord shall have the right and authority without liability to Tenant to enter upon the Premises, remove and store the subject sign and repair at Tenant’s cost all damage caused by the removal of the sign. Landlord will provide any Building standard directory signage.

13.2 Tenant’s Interior Signs. Tenant shall have the right, at its sole cost and expense, to erect and maintain within the interior of the Premises all signs and advertising matter customary or appropriate in the conduct of Tenant’s business; provided, however, that Tenant shall upon demand of Landlord immediately remove any sign, advertisement, decoration, lettering or notice which Tenant has placed or permitted to be placed in, upon or about the Premises and that Landlord reasonably deems objectionable or offensive, and if Tenant fails or refuses to so do, Landlord may enter upon the Premises and remove the same at Tenant’s cost and expense. In this connection, Tenant acknowledges that the Premises are a part of an integrated business environment, and that control of all signs by Landlord is essential to the maintenance of uniformity, propriety and the aesthetic values in or pertaining to the Project.

13.3 Displays. Tenant may not display or sell merchandise or allow carts or other similar devices within the control of Tenant to be stored or to remain outside the defined demising walls and permanent doorways of the Premises. Tenant shall not install any exterior lighting, amplifiers, or similar devices or use in or about the Premises such items as flashing lights, searchlights, loudspeakers, phonographs or radio broadcasts, nor make, or allow to be made, any odor or excessive noise in or around the Premises. No advertisement or sound of advertising shall be permitted to be heard outside of the Premises.

13.4 Auctions. Tenant shall not conduct or permit to be conducted any sale by auction upon or from the Premises, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding. No auction, fire, bankruptcy, “going out of business” or other distress sales of any nature may be conducted on the Premises without prior written consent of Landlord, which consent may be conditioned as Landlord deems appropriate.

14. Access and Control of Premises.

14.1 Access to Premises. Landlord shall have access to the Premises at all reasonable times with, except in emergencies, reasonable notice to Tenant and in compliance with Tenant’s confidentiality, security and health and safety protocols to: (a) inspect the Premises; (b) exhibit the Premises to prospective purchasers, lenders or tenants; (c) determine whether Tenant is complying with its obligations hereunder; (d) supply any service to be provided by Landlord to Tenant hereunder; (e) post notices of non-responsibility; (f) make repairs required of Landlord hereunder or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Project, provided, however, that all such work shall be done in a commercially reasonable and prompt manner, or (g) exercise any of its rights hereunder including, without limitation, its cure rights under Section 17.1. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, and during the course of work being performed keep and store upon the Premises all necessary material, supplies, and equipment, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, if any. No additional locks shall be placed by Tenant upon any doors in the Premises and if more than two keys for any lock are desired, such additional keys shall be paid for by Tenant. All keys shall be duplicated only by Landlord, and under no circumstance shall Tenant cause any key to be duplicated. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency or in re-taking possession in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstance be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant.

14.2 Security System. Any security system installed by Tenant, as part of Tenant’s Work or as an Alteration, must be compatible with Landlord’s security system for the Building.

14.3 Project Changes. Landlord reserves the right, at any time, without incurring any liability by Tenant therefor, and without affecting or reducing any of Tenant’s covenants and obligations hereunder, to make such changes, alterations and improvements in or to the Project and the fixtures and equipment thereof, as Landlord shall reasonably deem necessary or desirable, including the temporary or permanent closure or inoperability provided that Tenant’s use of the Premises for the conduct of its business as normally conducted is not materially adversely affected thereby. Landlord reserves the right, and Tenant shall reasonably permit Landlord, to install, erect, use and maintain pipes, ducts and conduits in and through the Premises, so long as the installation and maintenance thereof do not materially adversely impact the use of the Premises or safety, or materially detract from the appearance of the Premises. Landlord may remodel or redevelop any part of the Project, may reconfigure the common areas, and/or may add one or more additional buildings or common areas.

15. Damage or Destruction.

15.1 Rights and Obligations.

15.1.1 Obligation to Rebuild. If the Project, or any portion thereof, is damaged, destroyed, or rendered untenantable due to fire or other casualty, Landlord shall provide written notice to Tenant within 60 days after discovery of such damage of the amount of time Landlord reasonably estimates it will take to repair, reconstruct or restore the Project or the Premises, as applicable (the “Restoration Period”).

In the event of such damage or destruction, if

(a) the damage or destruction does not exceed thirty-five percent (35%) of the insurable value of the Building or Project, as applicable,

(b) the estimated Restoration Period does not exceed one hundred eighty (180) days from commencement of such work, and

(c) Landlord will receive insurance proceeds sufficient to cover the cost of such repairs, reconstruction or restoration (unless Landlord shall have breached its obligations under Section 8.2 to maintain required insurance), then Landlord shall be obligated to restore the Premises and such common areas of the Building as are essential to Tenant’s operation of the Permitted Use at the Premises to a condition reasonably comparable to its condition prior to such casualty. In such event, this Lease shall remain in full force and effect, Rent shall be adjusted pursuant to Section 15.2, Landlord will commence such restoration as soon as commercially practicable, and will diligently complete the restoration.

15.1.2 Right to Terminate. In the case of a casualty loss not described in Section 15.1.1, then within sixty (60) days after such a casualty Landlord shall have the right to elect either to terminate this Lease or to conduct restoration. Landlord shall make its election by written notice to Tenant within such sixty (60) day period of time. If Landlord so elects to terminate this Lease, the termination shall be effective thirty (30) days after receipt of the notice by Tenant. If Landlord does not deliver written notice of its election to either terminate or restore within such sixty (60) day period, Landlord will be deemed to have elected to restore the Premises and the Project.    If Landlord has timely elected to restore or is deemed to have made such election, then Rent shall be abated in accordance with Section 15.2 and Landlord shall restore the Premises and such common areas of the Building as are essential to Tenant’s operation of the Permitted Use at the Premises in accordance with the requirements of Section 15.1.1. If Landlord has not terminated this Lease in accordance with the foregoing provisions of this Section 15.1.2, and (i) either thirty-five percent (35%) or more of the Premises is damaged or destroyed, or (ii) the estimated Restoration Period as to the Premises is one eighty (180) or longer, then Tenant shall have the right to terminate this Lease within thirty (30) days of receiving Landlord’s written estimate of the Restoration Period by providing written notice to Landlord of such election. If Tenant so elects to terminate this Lease, the termination shall be effective thirty (30) days after receipt of such termination notice by Landlord.

15.1.3 Tenant’s Property. If Landlord undertakes to repair the Building after an event of casualty, such restoration shall not include replacement of furniture, equipment or other items designated as Tenant’s Property herein.

15.1.4 Late Term Casualty. Regardless of Sections 15.1.1 and 15.1.2, if the casualty loss occurs within the last two (2) years of the Term, then, regardless of the extent of the damage, Section 15.1.2 shall establish the rights and obligations of Landlord and Tenant.

15.2 Rent Abatement. If all or part of the Premises shall be damaged or destroyed or rendered untenantable as a result of fire or other casualty, the Base Rent shall be abated or reduced based on the number of square feet of space rendered untenantable and Additional Rent provided herein shall be abated or reduced, as the case may be, in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the damage or destruction to the date the damage to the Premises shall be substantially repaired, or the date on which Tenant again uses the untenantable portion, whichever first occurs.

15.3 Interference with Tenant’s Business. Tenant shall not be entitled to terminate this Lease (except as provided in Section 15.1.2 above) and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any casualty or the repair or restoration of any portion of the Premises or of the Project pursuant to this Section 15. The provisions of this Lease, including this Section 15, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or any other portion of the Project, and any applicable State, federal or local law or ordinance with respect to any rights or obligations concerning damage or destruction, whether now or hereafter in effect, shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or any other portion of the Project. Tenant waives any other rights now or hereafter available under applicable law in connection with damage to or destruction of the Premises or the Project.

15.4 Insurance on Tenant’s Property. Landlord will not carry insurance of any kind on Tenant’s Property, and Landlord shall not be obligated to repair any damage to or replace any improvements paid for by Tenant, or any of Tenant’s Property. If Landlord elects to restore the Premises as provided in this Section 15, Tenant shall use all proceeds from the insurance it carries on Tenant’s Property to restore Tenant’s Property on the Premises.

15.5 Tenant’s Waiver of Statutory Rights. Tenant waives any statutory rights of termination which may arise by reason of the partial or total destruction of the Premises.

16. Eminent Domain.

16.1 Total Condemnation. If the whole of the Project, the Building or the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, (including a sale under threat of condemnation) this Lease shall terminate as of the date of vesting of title on such taking or the date the condemning authority takes possession, if earlier (the “Date of Taking”), and the Base Rent and Additional Rent shall be prorated and adjusted as of the Date of Taking.

16.2 Partial Condemnation. If a part of the Project shall be so taken, this Lease shall be unaffected by such taking, except that:

16.2.1 Landlord’s Option to Terminate. If the taking is material and Landlord determines to demolish the Building or re-develop the Project, Landlord may, at its option, terminate this Lease by giving Tenant notice to that effect within ninety (90) days after the Date of Taking; and

16.2.2 Tenant’s Option to Terminate. If twenty percent (20%) or more of the Premises shall be so taken or the remaining area of the Premises shall not be reasonably sufficient for Tenant to continue feasible operation of its business, Tenant may terminate this Lease by giving Landlord notice to that effect within ninety (90) days after the Date of Taking.

16.3 Effect of Termination or Continuation. This Lease shall terminate on the date that such notice from the Landlord or Tenant to the other shall be given, and the Base Rent and Additional Rent shall be prorated and adjusted as of such termination date. Upon a partial taking this Lease shall continue in force as to the remaining part of the Premises, and the Base Rent and Additional Rent shall be adjusted according to the rentable area remaining.

16.4 Award. Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award. Tenant shall have no claim against Landlord or the condemning authority for the unexpired portion of the Term. Nothing contained in this Section 16.4 shall be deemed to prevent Tenant from making a claim in any condemnation proceeding for the value of any fixtures or furnishings installed by Tenant at its sole expense and which are included in the taking.

16.5 Temporary Taking. A temporary taking (or transfer in lieu thereof) of any portion of the Premises by any authorized authority shall not cause a termination of this Lease, but Tenant shall be entitled to a rent reduction or abatement during the period its possession is interfered with because of any such taking of the Premises. Such rent reduction or abatement shall equal the lesser of the Rent that would have been payable by Tenant during the period of such temporary taking or an amount equal to the award paid by the condemning authority for such taking. If the taking is for a period of longer than one year, or for an indefinite period that extends beyond one year, either Landlord or Tenant may elect to terminate this Lease by giving written notice to the other given within thirty (30) days after the event giving rise to the right of termination. No temporary taking of any portion of the Project not including the Premises shall give Tenant the right to any rent abatement, reduction, or lease termination.

16.6 Sole Rights. The rights of Tenant arising from a condemnation are limited to those set forth in this Section and Tenant waives any other rights now or hereafter available under applicable law.

17. Landlord’s Self-Help Rights; Liability and Indemnification.

17.1 Landlord’s Right to Cure. If Tenant fails to pay or perform any of its obligations under this Lease, Landlord may, without waiving or releasing Tenant from its obligations hereunder, but shall not be required to, pay or perform such obligations on Tenant’s behalf upon thirty (30) days’ notice to Tenant (except where, in Landlord’s reasonable opinion, an emergency posing imminent danger to persons or threat of material, imminent property damage exists, in which event no notice shall be required), and Tenant shall reimburse or pay promptly to Landlord the reasonable cost thereof as Additional Rent. “Reasonable cost,” as used in this Section 17, means Landlord’s actual out-of-pocket costs to effect such cure plus ten percent (10%) to cover overhead, administrative and collection charges. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from Landlord’s exercise of its rights under this Section 17.1.

17.2 Tenant’s Indemnity. Except for Excluded Claims, no Protected Party will be liable for injury to any person, or for the loss of or damage to any property (including property of Tenant) occurring in or about the Premises from any cause whatsoever. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises, from any cause whatsoever. Tenant hereby indemnifies and holds Landlord harmless, and shall defend Landlord and the other Protected Parties, for, from, against and regarding any and all claims, charges, liabilities, obligations, penalties, causes of action, liens, damages, costs and expenses (including attorneys’ fees) arising, claimed, charged or incurred against or by Landlord and arising from or in connection with: (a) Tenant’s use or occupancy of, or any activity, work or other thing done, permitted or suffered by Tenant on or about, the Premises, whether before, after or during the Term, (b) any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease, or (c) any act or omission of Tenant, or any officer, contractor, agent, employee, guest, licensee, or invitee of Tenant with respect to the Project. Such indemnification obligation shall extend to all costs, attorneys’ fees, and liabilities incurred in connection with the defense of any such claim (including appeals and petitions for review) or any action or proceeding brought thereon. Tenant hereby waives the provisions of ORS 656.018 and any other present or future law that limits or eliminates the liability of an employer regarding claims for indemnity and/or contribution by Landlord or any other Protected Party in the event of injury or death of an employee. However, Tenant shall not be obligated to indemnify Landlord and the other Protected Parties for, and, subject to the other provisions of this Lease, Landlord shall defend and indemnify Tenant against, claims by third parties for claims for bodily injury, death or damage to the property of third parties (other than the property of subtenants or Users) that arise outside of the Premises to the extent caused by the negligence of Landlord (the “Excluded Claims”).

17.3 Limit on Landlord’s Liability. Landlord and its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster or other material, steam, gas, electricity, or from bursting, overflowing, or leaking of water, water or rain which may leak from or into any part of the Premises or from pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, from dampness, from electrical wiring, circuitry, power surges, overloads, spiking or interruption of any kind, from air conditioning equipment, or from gas or odors, sprinkler leakage, or from any other cause whatsoever. Landlord and its agents shall not be liable for interference with the light, air, or other incorporeal hereditaments or for any latent defect in or on the Premises or the Project. Tenant shall give prompt notice to Landlord in case of casualty or accidents on or about the Premises. Landlord or its agents shall not be liable for any damage to property entrusted to employees of the Project or its management. Landlord shall not be liable, regardless of cause (including negligence or breach) for the loss of or damage to any property, income or business, nor in any event for consequential damages. Nothing in this Section 17.3 shall relieve Landlord of its warranty obligations or express requirements to deliver the Premises, the Building and the Project in the condition required under this Lease.

17.4 Defense of Claims. In case any action or proceeding shall be brought against Landlord by reason of a claim covered by the provisions of Section 17.2, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense, by counsel approved in writing by Landlord.

18. Defaults and Remedies.

18.1 Events of Default. In addition to events described elsewhere in this Lease as constituting a “default” or an “Event of Default,” the occurrence of any one or more of the following events shall constitute an Event of Default hereunder by Tenant:

(a) Tenant’s vacation or abandonment of the Premises without having taken reasonable measures to ensure security and adequate maintenance of the Premises, except to the extent Tenant is prevented from accessing the Premises by governmental authorities or order or applicable law;

(b) Tenant’s failure to make any payment of Rent hereunder as and when due, where such failure shall continue for a period of three (3) days after Tenant’s receipt of written notice thereof; provided that Landlord may satisfy the three day notice requirement by delivering any notice under the unlawful detainer statutes;

(c) Tenant’s failure at any time to carry insurance, with the coverage and in the amounts, required to be carried by this Lease;

(d) Tenant’s failure to observe or perform any of the other covenants or provisions of this Lease to be observed or performed by Tenant, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant (unless this Lease elsewhere provides that such failure alone constitutes an Event of Default hereunder upon its occurrence). If the nature of Tenant’s default is such that more than five (5) days are reasonably required for its cure, then upon Tenant’s written request within such five (5) day period an Event of Default shall not be deemed to occur if Tenant shall commence such cure within said five (5) day period and shall thereafter diligently prosecute such cure to completion, but in no event shall such default extend beyond thirty (30) days. Once notice of a violation of this Lease has been given, no additional notice shall be required in order for Landlord to exercise remedies under Section 18.2 by reason of a recurrence or continuation of such violation; or

(e) If (i) Tenant or any Guarantor named in the Basic Lease Terms summary preceding this Lease shall make any general assignment for the benefit of creditors; (ii) a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy shall be filed by or against Tenant or any such Guarantor (unless the same is dismissed within 30 days); (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or (iv) substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, is attached, executed upon, or otherwise judicially seized, where such seizure is not discharged within 30 days.

18.2 Remedies. Upon the occurrence of an Event of Default, Landlord may exercise any one or more of the remedies set forth in this Section 18, or any other remedy available under applicable law or contained in this Lease.

18.2.1 Re-Entry. To the greatest extent allowed by applicable law, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises, or any part thereof, peaceably but using such reasonable force as may be required, and without judicial process, or by any suitable action or proceeding at law, and may repossess the Premises, and may remove any persons, fixtures or chattels therefrom, to the end that Landlord may have, hold and enjoy the Premises. Any judicial action for the eviction of Tenant shall be governed by the process set forth in the Forcible Entry and Wrongful Detainer statutes set forth in ORS 105.105 et seq., or any successor statute, as the same may be amended, notwithstanding that all or part of any such statute may not otherwise apply to nonresidential space. In the event of any such retaking of possession of Premises by Landlord, Tenant shall remove all personal property located thereon and upon failure to do so upon demand of Landlord, Landlord may in addition to any other remedies allowed by law, remove and store the same in any place selected by Landlord, including but not limited to a public warehouse, at the expense and risk of Tenant. If Tenant shall fail to pay all sums due hereunder together with the cost of storing any such property within thirty (30) days after it has been stored, Landlord may sell any or all of such property at public or private sale and shall apply the proceeds of such sale first, to the cost of such sale; second, to the payment of the charges and expenses for reentry, removal and storage; third, to the payment of any other sums of money that may be due from Tenant to Landlord under the terms of this Lease; and the balance, if any, to Tenant. Tenant hereby waives all claims for damages that may be caused by Landlord’s re-entering and taking possession of the Premises or removing and storing or selling the property of Tenant as herein provided and in accordance with applicable law, and will indemnify, defend and save Landlord harmless from loss, costs or damages to Tenant occasioned thereby, and no such re-entry shall be considered or construed to be a forcible entry. RE-ENTRY OR TAKING POSSESSION OF SAID PREMISES BY LANDLORD SHALL NOT BE CONSTRUED AS AN ELECTION ON ITS PART TO TERMINATE THIS LEASE UNLESS A WRITTEN NOTICE OF SUCH INTENTION IS GIVEN TO TENANT.

18.2.2 Continue the Lease. Landlord may elect to continue this Lease in effect, whether or not Tenant shall have abandoned or Landlord shall have re-entered the Premises. If Landlord continues this Lease in effect, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent as the same may become due hereunder and to recover damages from Tenant in accordance with the provisions of this Section 18.

18.2.3 Terminate Lease. Landlord may terminate Tenant’s right to possession and use of the Premises and/or terminate this Lease, in which case Tenant shall immediately surrender possession of the Premises to Landlord and shall pay Landlord damages as provided at this Section 18.

18.2.4 Monetary Damages and Recovery. Tenant shall have full liability for payment of all damages directly or indirectly suffered by Landlord which are proximately caused by any default or breach under this Lease, whether or not such default or breach is declared by Landlord, and such elements of damage and recovery by Landlord from Tenant shall specifically include, but not be limited to:

(a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination of the Lease or possession; plus

(b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination of the Lease or possession until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) the worth at the time of award of any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including but not limited to, all legal expenses and other related costs incurred by Landlord following Tenant’s default; the unamortized portion of any rent abatement, tenant improvement costs and leasing commission paid or incurred by Landlord related to the then current Term of this Lease which is attributable to the unexpired portion of this Lease (amortized evenly over the then current Term with 8% interest); all costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting; all other costs incurred by Landlord in reletting the Premises, including, without limitation, any brokerage commissions, legal fees and the value of Landlord’s time; and interest, late charges and administrative fees, as herein provided.

The “worth at the time of award” referred to in Paragraphs (a), (b), and (d) above will additionally include interest at the Default Rate. The “worth at the time of award” referred to in Paragraph (c) will be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco in effect at the time of award, plus one percent (1%).

“Rent” shall be calculated for each month by adding (i) the monthly Base Rent and (ii) one-twelfth (1/12th) of the Additional Rent payable by Tenant hereunder during the twelve (12) consecutive month period prior to the month in which the Event of Default occurred (or one-twelfth (1/12th) of the annualized amount of Additional Rent payable by Tenant for the period between the Commencement Date and the last day of the calendar month prior to the month in which the Event of Default occurred, if the Event of Default occurs during the first twelve (12) calendar months of the Term).

Landlord shall not be obligated to relet the Premises to a particular tenant, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting; and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord shall not be obligated to relet the Premises to Tenant or any person or entity affiliated with Tenant or with any owner of Tenant, nor shall Landlord be obligated to relet the Premises to any Guarantor or any person or entity affiliated with any Guarantor or with any owner of Guarantor. Landlord at its option may make such physical changes to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting Tenant’s liability. If there is other unleased space in the Project, Landlord shall have no obligation to attempt to relet the Premises prior to leasing such other space in the Project. Tenant agrees that any action by Landlord consistent with this Section shall not constitute a failure to mitigate its damages.

18.2.5 Form of Action for Damages. To the extent permitted under State law, Landlord may sue periodically for damages as they accrue without barring a later action for further damages. If the Lease or possession is terminated and the Premises are subsequently relet, no portion of the rents from such new lease that is in excess of the contracted rent hereunder shall be treated as an offset to monies owed by defaulting Tenant. All unpaid Rent after its due date shall bear interest from the date due at the Default Rate in addition to any late charges and administration costs related to such delinquency, whether or not a default is declared.

18.2.6 Deposit or Letter of Credit. Landlord may apply any Security Deposit held in connection with Tenant’s obligations under this Lease or the proceeds of any Letter of Credit in payment of any sums due from Tenant hereunder.

18.3 Cumulative Remedies. The remedies provided for in this Lease are cumulative and in addition to any other remedy available to Landlord at law or in equity. In the event of a breach by Tenant, of any of its obligations under this Lease, Landlord shall also have the right to obtain an injunction and any other appropriate equitable relief.

18.4 Termination. Even though Tenant has breached this Lease, Tenant’s contractual obligations under this Lease shall continue in effect for so long as Landlord does not terminate the same (and even though Landlord may have terminated Tenant’s estate and right to possession) by written notice to Tenant, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s rights to possession unless written notice of termination is given by Landlord to Tenant.

18.5 Waiver of Rights of Redemption. Tenant waives any and all rights of redemption granted under any present and future laws in the event Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

19. Transfers by Tenant.

19.1 General.

19.1.1 Assignment and Subletting. Tenant shall not assign this Lease or any interest therein, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant (or an Affiliate or User), or otherwise transfer or dispose of Tenant’s interest in the Premises, either voluntarily or involuntarily, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or conditioned if Tenant demonstrates that the proposed use is allowed by this Lease and that the proposed transferee meets Landlord’s then current financial standards for such an occupant and transaction. Consent to one such assignment or sublease shall not imply any future consent, and all subsequent assignments and subleases shall be made only upon obtaining prior written consent of Landlord. Notwithstanding that Landlord has consented to an assignment or subletting hereunder, any assignment or sublease hereof shall cause an automatic termination of any renewal options, expansion options, purchase options or rights of first refusal. Tenant shall not create or allow a lien on or security interest in its interest in this Lease

19.1.2 Obligations of Assignees. Assignees or subtenants shall become directly liable to Landlord for all obligations of Tenant hereunder, but Tenant shall remain liable for the performance of all obligations owed to Landlord under this Lease. The instrument by which any assignment or subletting consented to by Landlord is accomplished shall expressly provide that the assignee or subtenant will perform and observe all the agreements, covenants, conditions and provisions to be performed and observed by Tenant under this Lease and that Landlord will have the right to enforce such agreements, covenants and conditions directly against such assignee or subtenant.

19.1.3 Procedure for Consent. It shall be the responsibility of Tenant to provide Landlord, in a manner acceptable to Landlord, with such information as Landlord reasonably determines is necessary for Landlord to grant or withhold its consent. If Tenant desires to request approval to assign, hypothecate or otherwise transfer this Lease or sublet the Premises, then at least thirty (30) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”), which shall set forth the name, address and business of the proposed assignees or subtenant, current and signed financial statements, credit information as required by Landlord, the Assignment Date, any ownership or commercial relationship between Tenant and the proposed assignee or subtenant, and the consideration and all other material terms and conditions of the proposed assignment or sublease, all in such detail as Landlord shall reasonably require. If Landlord requests additional detail, the Assignment Notice shall not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold action on the request to any assignment or sublease until such information is provided. Landlord may, following receipt of all such information, withhold or grant its consent under this Section 19; any consent may be granted subject to conditions including but not limited to execution of a Consent and Assumption Agreement in form prepared by Landlord (a “Consent Agreement”). Tenant agrees to pay to Landlord at the time consent is requested, $1,000.00 to be applied to all attorneys’ fees and other expenses incurred by Landlord related to a request for consent regardless of whether such consent is granted and regardless of whether the transfer is consummated; if the total of such fees and expenses exceeds this payment, Tenant shall pay the excess upon request. In considering an Assignment Notice, Landlord may, among other things, consider financial capability, business reputation, business experience, existing and future space requirements of other tenants, existing and future space requirements of the proposed assignee or subtenant, the intended use, the anticipated demand for services by the assignee or subtenant, and the assignee’s or subtenant’s anticipated contribution to the prestige of the Project.

19.1.4 Sublease Income. If Tenant shall sublet all or any portion of the Premises, then one-half of any consideration paid by the subtenant for the portion of the Premises being sublet that exceeds the Base Rent and Operating Expenses provided by this Lease for such portion of the Premises being sublet shall be due, owing and payable from Tenant to Landlord when paid or owing by the subtenant under the sublease, less amortization each month of the out-of-pocket costs of Tenant in connection with such transfer (including commissions, legal fees, tenant improvement costs, and other concessions). For the purpose of this Section 19, the rent for each square foot of floor space in the Premises shall be deemed equal.

19.1.5 Recapture. Landlord shall have the right to terminate this Lease by written notice given within thirty (30) days in the event that Tenant proposes to sublease all or substantially all of the Premises.

19.2 Listing Premises. Tenant shall not list the Premises for lease through a broker, or advertise or publicize in any way the availability of the Premises, without prior written notice to and the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

19.3 Corporate Changes and Users.

19.3.1 Changes. If Tenant is a corporation, partnership or limited liability company, then any transfer of this Lease by merger, consolidation, liquidation or other transaction. An assignment prohibited within the meaning of this Section 19 includes, without limitation, one or more sales or transfers, direct or indirect, by operation of law or otherwise, or creation of new stock or interests, by which ownership or control of an aggregate of more than fifty percent (50%) of Tenant’s ownership or voting interests shall be vested in a party or parties who are non-stockholders, partners or members, as applicable, as of the date hereof.

19.3.2 Affiliate Transactions. Notwithstanding the other provisions of this Section 19, Landlord will not withhold its prior written consent to a sublease to an entity which controls, is controlled by, or is under common control with the original Tenant named herein (an “Affiliate”) or to an assignment to an Affiliate Assignee (as defined below) if the following requirements are met:

(i) Such prior written consent is properly requested by an Assignment Notice.

(ii) Tenant supplies such information regarding the proposed transfer and proposed transferee as Landlord may request.

(iii) No Event of Default exists during the time period from the date consent is requested through the date consent is granted.

(iv) Tenant demonstrates that the proposed transferee is capable of performing its obligations under this Lease and with respect to the Premises.

(v) Tenant and the transferee execute and deliver a Consent Agreement.

(vi) The transferee provides insurance and proof of insurance as required hereunder.

An Affiliate Assignee is (a) an Affiliate, (b) an entity acquiring all of the stock or assets of the original Tenant named herein, and/or (c) an entity which is the survivor of a merger with the original Tenant named herein. As used in this Section 19, “the original Tenant named herein” means such entity as it is owned and exists at execution of this Lease.

Further, a sublease to an Affiliate or an assignment to an Affiliate Assignee is exempt from Sections 19.1.4 and 19.1.5.

19.3.3 Users. Tenant may allow consultants and strategic partners (collectively, “Users”) to occupy portions of the Premises without charge while collaborating with Tenant. All acts and omissions of Users shall be the acts and omissions of Tenant; Tenant shall be fully liable and responsible for the same. Tenant agrees, for itself and its Users, that: (i) no User shall have any right or remedy against Landlord for any matter or circumstance in excess of that which Tenant would have against Landlord pursuant to this Lease for such matter or circumstance or any like matter or circumstance, and (ii) Tenant shall be solely and absolutely responsible for all claims (including attorneys’ fees) by all Users (“User Claims”) to the extent in excess of the limitations described herein applicable to Tenant for a claim of the same type. In addition to all other indemnity obligations of Tenant set forth herein, Tenant shall defend and indemnify the Protected Parties for, from, against and regarding any and all User Claims to the extent in excess of the limitations described herein applicable to Tenant for the same type of a claim. For example, Tenant shall be solely responsible for, and shall defend and indemnify the Protected Parties regarding any claim by an User for damage to its property or consequential damages since such a claim by Tenant is waived by this Lease. Prior to allowing any User to co-occupy the Premises for a period of thirty (30) days or more, Tenant shall deliver to Landlord proof that such User maintains the same insurance coverages that this Lease requires Tenant to maintain naming the same additional insureds.

19.4 Unapproved Transfers. Any attempted transfer in violation of the requirements of this Section 19 shall be void and, at the option of Landlord, shall constitute an Event of Default.

19.5 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions, and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

20. Subordination; Attornment; Quiet Enjoyment.

20.1 Subordination, Nondisturbance. This Lease, and all rights of Tenant hereunder, are and shall be, upon the election of the holder thereof, subject and subordinate to all mortgages, trust deeds and other financing and security instruments (“Mortgages”), that may now or hereafter affect the Premises, and to all renewals, modifications, replacements and extensions of any such Mortgages. Tenant shall promptly execute, acknowledge or deliver a subordination, attornment and nondisturbance agreement in a commercially reasonable form (“SNDA”) with the holder of each current or future mortgage, trust deed, and master lease or ground lease. Tenant has received, to the extent desired, a fully-executed SNDA in connection with execution of the Lease.

20.2 Attornment. If the interest of Landlord under this Lease is transferred, whether through possession, foreclosure or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s Landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such request for attornment, Tenant’s rights hereunder shall continue in full force and effect as a direct Lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as set forth in this Lease so long as Tenant is not in default.

20.3 Quiet Enjoyment. So long as Tenant pays all Rents and complies with all of the terms and conditions of this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises. This covenant shall, subject to the provisions of this Lease, be binding upon the subsequent successors in interest of Landlord’s interest in this Lease including those to whom Tenant is subordinate and/or to whom Tenant agreed to attorn pursuant to Sections 20.1 and 20.2.

20.4 Estoppel Certificates. Within ten (10) days following any written request that Landlord may make from time to time, Tenant shall execute and deliver to Landlord and/or any prospective mortgagee or purchaser designated by Landlord, a statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, and stating the date and nature of such modifications); (c) the date to which the rental and other sums payable under this Lease have been paid; (d) to Tenant’s knowledge, that there are no current defaults under this Lease by Landlord except as specified in such statement; and (e) such other matters as may be reasonably requested. Landlord and Tenant intend that any statement delivered by Tenant pursuant to this Section may be relied upon by any mortgagee, beneficiary, purchaser, or prospective purchaser of the Premises or any interest therein. Tenant’s failure to deliver such statement within such time (x) shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in the Landlord’s performance, and (iii) that no more than one month’s rental has been paid in advance, and (y) at Landlord’s election, shall constitute an Event of Default hereunder.

20.5 Mortgagee Protection. If there occurs any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

20.6 Modification for Lender. If, in connection with obtaining construction, interim, or permanent financing related to the Premises, a lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay, or defer its consent thereto provided that such modifications do not materially, adversely increase Tenant’s obligations, or decrease Tenant’s rights, hereunder and Landlord promptly reimburses Tenant’s out-of-pocket expenses in connection therewith.

20.7 New Owner Obligations. Any person or entity who acquires the Property in a foreclosure sale, or by a deed in lieu of foreclosure, and any direct transferee of the beneficiary under a deed of trust or mortgage who so-acquires the Property (all of the foregoing are together referred to as a “New Owner”), shall not be responsible for liabilities of the Landlord that accrued before the date on which such title was first acquired. A New Owner shall not be bound by Rents paid more than one month in advance, or by any amendment, modification, extension, or renewal affecting this Lease or the tenancy hereunder to the extent that any such amendment, modification, extension or renewal requires the consent of the Mortgagee through whom the New Owner acquired the Property pursuant to an SNDA executed by Tenant and such consent has not been obtained.

20.8 Assignment of Rents. Upon receipt of written notice from any beneficiary of a deed of trust or mortgage covering the Premises (a “Mortgagee”) in which such Mortgagee (a) certifies that Landlord has assigned all Rents under the Lease to such Mortgagee, and (b) demands that all Rents under the Lease henceforth be paid to such Mortgagee at an address specified therein, Tenant shall pay all further Rents coming due in accordance with such notice. Landlord hereby expressly authorizes Tenant to make such payments of Rent to such Mortgagee upon such demand and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

21. Security.

21.1 Financial Statements. Tenant shall furnish to Landlord, on or before the 90th day following the end of each fiscal year, the financial statements of Tenant and of any Guarantor for the preceding fiscal year (consisting of a balance sheet and a profit and loss statement) each prepared by a certified public accountant in accordance with generally accepted accounting principles (or other method approved by Landlord) consistently applied. However, Tenant is not required to furnish such statements if and so long as Tenant is a public company whose financial statements are readily available online.

21.2 Deposit. Contemporaneously with Tenant’s execution and delivery of this Lease, Tenant shall deposit with Landlord the amount specified in the Basic Lease Terms preceding this Lease, such amount to be held by Landlord during the Lease Term as security for Tenant’s performance of its obligations hereunder. In the alternative, Tenant may deliver a Letter of Credit in such amount and in compliance with the provisions of Exhibit G. The following provisions apply to any cash Security Deposit and any proceeds of a Letter of Credit, which shall be deemed the Security Deposit. If an Event of Default occurs, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment any sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage that Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand therefor from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount stated in the Basic Lease Terms, and Tenant’s failure to do so shall constitute an Event of Default under this Lease. If, but only if, no Event of Default shall have occurred hereunder (after giving effect to any applicable cure period) and Tenant is not a debtor in a bankruptcy proceeding, then following written request by Tenant for each reduction, Landlord will reduce the amount of the Security Deposit by 10% of its original amount on the date that is the 95th day following the final day of the 24th full calendar month following the Commencement Date of the Lease, and by the same amount on the same date of each calendar year thereafter until the amount declines to 50% of its original amount; the amount of the Security Deposit shall not be further reduced. If Tenant performs all of Tenant’s obligations hereunder, Landlord shall return the Security Deposit (or so much thereof as has not theretofore been applied by Landlord as permitted under this Section 21.2) within sixty (60) days following the date of expiration of the Lease Term or the date on which Tenant has vacated the Premises. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Landlord shall deliver the funds constituting the Security Deposit hereunder to any purchaser of Landlord’s interest in the Premises, whether by sale, foreclosure, deed in lieu of foreclosure, or otherwise, and upon such delivery, Landlord shall be discharged from any further liability with respect to the Security Deposit. Tenant hereby waives the provisions of any law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 21.2 above and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant. If Landlord transfers this Lease (as part of a transfer of the Project or otherwise), then Landlord shall be relieved of all liability to Tenant arising or accruing after the date of such transfer, provided the Security Deposit is transferred to said transferee. Tenant shall look solely to the transferee for return of any Security Deposit. Tenant hereby grants Landlord a security interest in the Security Deposit.

22. Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State. Should either party institute legal action to interpret this Lease or to enforce any obligation contained herein, it is agreed that the exclusive venue of such suit or action shall be in the County where the Building is located. Tenant expressly consents to Landlord designating the exclusive venue of any such suit or action in Clackamas County, Oregon, and EACH PARTY WAIVES THE RIGHT TO A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, CROSS-CLAIM, OR THIRD-PARTY COMPLAINT BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING UNDER THIS LEASE. Tenant agrees that all depositions in any lawsuit or arbitration shall be conducted exclusively in Clackamas County, Oregon, and Tenant agrees to make all potential witnesses available for deposition in Clackamas County, Oregon, with any travel, lodging and other such related expenses of the depositions to be borne by Tenant.

23. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger of the Landlord’s and Tenant’s estate, and shall, at the option of Landlord, operate either as an assignment to Landlord of any or all subleases or subtenancies or as a termination thereof.

24. Attorneys’ and Collection Fees. In addition to Landlord’s attorneys’ fees, if any, to be paid pursuant to this Section 24.1 below, if at any time or times hereafter Landlord employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to this Lease or to enforce any rights of Landlord and/or obligations of Tenant hereunder, then Tenant shall pay Landlord on demand all of the attorneys’ fees arising from such services and any expenses, costs and charges relating thereto. If Landlord should bring an action or suit for possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant hereunder, or in the event of any other arbitration or litigation between the parties with respect to this Lease, then all costs and expenses, including collection agency fees and reasonable attorneys’ fees incurred by the prevailing party in such arbitration or litigation, including on any arbitration or court proceeding, appeal, petition for review therefrom or in any proceeding before a U.S. Bankruptcy Court, shall be paid by the other party, such amount to be set by the court before which the matter is heard, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

25. [Omitted].

26. Tenant’s Liability and Performance. Except as may be otherwise specifically provided in this Lease, all covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. The act or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed. Landlord hereby waives any Landlord’s lien rights pursuant to applicable State law, if any.

27. Limitation of Liability; Force Majeure.

27.1 Nonrecourse. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the lessor’s interest in this Lease. In the event of any transfer, assignment, or other conveyance or transfers of any such interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment, or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease. Tenant and all successors and assigns acknowledge that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(a) The sole and exclusive remedy shall be a claim against the Landlord, with any judgment against Landlord being satisfied only out of its interest in the Building (no other assets of Landlord shall be subject to levy, execution or other procedure to satisfy such a judgment);

(b) No Protected Party other than Landlord shall be sued, named as a party in any suit or action, served with process or subjected to any judgment, and any such judgment taken against any Protected Party other than Landlord may be vacated and set aside at any time nunc pro tunc; and

(c) No writ of execution will ever by levied against the assets of any Protected Party other than Landlord.

27.2 Third Parties. Tenant acknowledges that many uses and events at the Project may be governed by recorded documents, legal requirements, one or more ground leases, and one or more owners associations or other third parties. Notwithstanding any other provision hereof, Landlord shall have no liability and shall not be in default, and Tenant shall have no right to terminate this Lease, based upon any act, omission or failure of any such third party, and Landlord is not obligated to perform any act if Landlord does not have the right to do so.

27.3 Force Majeure. This Lease and the obligations of a party hereunder shall not be affected or impaired because the other party is unable to fulfill any of its obligations hereunder, or is delayed in doing so, if such inability or delay is caused by reason of strike, labor trouble, inclement weather, war, riot, acts of God, acts or orders of government, delays in obtaining permits or inspections, the effect of any epidemic or pandemic including COVID-19, or any other cause beyond the reasonable control of Landlord (these are events of “Force Majeure”). A party shall be excused from performing any obligation hereunder, other than payment of money, while such obligation cannot reasonably be performed due to an event of Force Majeure.

27.4 Parties. Whether or not expressly stated in the applicable portion of this Lease, all release, indemnity, defense and limitation of liability provisions in favor of Landlord shall also cover and be for the benefit of all Protected Parties. The terms “Protected Parties”, as used in this Lease, shall mean and include (i) Landlord, (ii) all members, managers, partners, shareholders, officers, directors, principals, trustees and beneficiaries of Landlord, (iii) all property managers, asset managers, lenders, master lessors, and ground lessors of Landlord, (iv) all agents of any of the foregoing, and (v) all employees of any of the foregoing (each of the foregoing, a “Protected Party”).

28. Waiver. Landlord’s waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice that may evolve between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of Landlord to insist upon the performance by Tenant in strict accordance with said terms. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance of such Rent. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent similar acts by the acting party. Acceptance of one or more rental or other payments after the dates when the same first became due or after the applicable grace period shall not prevent Landlord, with respect to subsequent payments, (a) from insisting upon prompt payment of all amounts due hereunder, (b) from insisting upon payment of the late fees provided for herein, or (c) from declaring an Event of Default hereunder. Without limiting the generality of the foregoing, no payment by Tenant or receipt by Landlord of a lesser amount than the full Rent then due shall be deemed to be other than on account of the earliest stipulated Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity. Acceptance of Rent from another company or entity does not constitute consent to a purported sublease or assignment.

29. Miscellaneous Provisions.

29.1 Successors or Assigns. Except as otherwise provided herein, all the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant and their respective heirs, administrators, executors, successors, subtenants, concessionaires, assigns and marital communities, if any, and upon any person or persons coming into ownership or possession of any interest in the Premises by operation of law or otherwise.

29.2 Authority of Parties. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the bylaws of said corporation, and this Lease is binding upon said corporation. Tenant shall, simultaneously with the execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of

Directors of said corporation authorizing or ratifying the execution of this Lease, and certified copies of other corporation documents as may reasonably be requested by Landlord or Landlord’s Lender to authenticate the transaction. Any person executing this instrument, its exhibits, addenda, extensions, or renewals, or represents any material fact relevant hereto in writing, warrants and represents that he/she is duly authorized to so act.

29.3 Interest on Past Due Obligations. Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the Default Rate from the date due until paid, but the payment of such interest shall not excuse or cure any default by Tenant, and interest shall be compensation for the loss of use of the past due funds, and shall be in addition to late or delinquent charges which are reimbursements for administrative costs associated with collecting and processing such past due amounts. An administrative charge of $25.00 will be assessed for any check from Tenant which is returned for any reason.

29.4 Broker’s Commission. The brokers who negotiated this Lease, if any, are identified in the Basic Lease Terms preceding this Lease. Landlord shall be solely responsible for the payment of brokerage commissions to said brokers, and Tenant shall have no responsibility therefor. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Project, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall indemnify and hold Landlord harmless for, from, against and regarding any liability in respect thereto, including attorney’s fees and costs.

29.5 Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

29.6 Examination of Lease; Delivery. Submission of this document for examination and signature by Tenant is not an offer to lease and does not create a reservation or option to lease. Landlord may negotiate with, and lease the Premises to, other third parties and may cease negotiation with Tenant at any time. No claim for reliance, estoppel, contract, breach of good faith, or other claim can be made based upon the circulation and negotiation of this Lease. This document will become effective and binding only upon full execution and delivery by both Tenant and Landlord. This Lease and all later documents, such as amendments, (a) may be executed by electronic signature, (b) may be executed and delivered in counterpart, and (c) may be delivered electronically (provided, if requested by Landlord, Tenant shall deliver a manually executed original of any of the foregoing to Landlord). Electronic records and electronic signatures, may be used in connection with the execution of this Lease and such later documents, and the same shall be legal and binding and have the same full force and effect as if a paper original of this Lease or such document had been signed using a handwritten signature. Landlord and Tenant (i) intend to be bound by electronic signatures and by documents sent or delivered by electronic mail or other electronic means, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Lease or any later documents based on the foregoing forms of signature or delivery. The foregoing does not prohibit the use of handwritten signatures or physical delivery.

29.7 Time. Except as otherwise specifically provided herein, time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.8 Amendments. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

29.9 Partial Invalidity. If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such terms, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

29.10 Recording. Tenant shall not record or file this Lease, or any assignment or security document pertaining to this Lease or all or any part of Tenant’s interest therein without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord shall deem appropriate. However, upon the request of Landlord, both parties shall execute a memorandum or “short form” of this Lease for the purposes of recordation in a form customarily used for such purposes. Said memorandum or short form of this Lease shall describe the parties, the Premises and the Lease Term and shall incorporate this Lease by reference.

29.11 Notices. All notices that either party shall be required or may desire to deliver hereunder shall be given in writing and shall be sent by registered or certified mail, return receipt requested, or electronically, and shall be deemed received upon the earlier of the date of receipt or refusal thereof. Notices shall be delivered to Tenant at the address for Tenant and to Landlord at both the address for Landlord and the address for Landlord’s property manager, if any, each set forth in the Basic Lease Terms preceding this Lease. In addition, a copy of any notice to Landlord shall be delivered to the following address:

Schwabe, Williamson & Wyatt, P.C.

Pacwest Center

1211 SW Fifth Avenue, Suite 1700

Portland, OR 97204

Attn: John Guinasso

Email: jguinasso@schwabe.com

Landlord may change its address for notice by giving notice to Tenant in the manner set forth above, which notice shall only be effective upon receipt or refusal. Notice to Tenant hereunder may be given by Landlord’s attorney.

29.12 Entire Agreement. This Lease, including the Table of Contents, the Basic Lease Terms, and the Exhibits listed in the Basic Lease Terms and attached hereto, all of which are incorporated herein by this reference to them, together with any other document to be furnished pursuant to the provisions hereof, embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Lease and such documents supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

29.13 Survival of Obligations. The covenants, duties, and obligations of Tenant contained herein that by their nature do not depend upon Tenant’s possession of the Premises (including, without limitation, obligations arising under Section 17.2) shall survive the expiration or earlier termination of this Lease and such expiration or termination shall not excuse Tenant from the full performance thereof.

29.14 Representations and Warranties. Landlord has made no representations or warranties except as contained herein. No agent or broker of Landlord has authority to make nor has made any promise, warranty or representation to Tenant. Any offering materials or advertisements are specifically disclaimed and are superseded by this Lease; Tenant has not relied upon any of the same. Except only for Landlord’s covenants stated in this Lease, the Premises are leased “AS IS.” Tenant hereby represents and warrants that financial statements and other information furnished by Tenant to Landlord are true, accurate and complete, and such representation and warranty shall survive the execution and termination of this Lease and is material consideration relied upon by Landlord in executing this Lease. Any false, misleading or inaccurate statement made by Tenant therein shall constitute a material breach and an Event of Default hereunder.

29.15 USA Patriot Act Compliance. Tenant represents to Landlord that Tenant is not (and is not engaged in this transaction on behalf of) a person or entity with which Landlord is prohibited from doing business pursuant to any law, regulation or executive order pertaining to national security (“Anti-Terrorism Laws”). “Anti-Terrorism Laws”, as referenced above, shall specifically include, but shall not be limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (aka, the USA Patriot Act); Executive Order 13224; the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq.; the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq.; the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq.; sanctions and regulations promulgated pursuant thereto by the Office of Foreign Assets Control (“OFAC”), as well as laws related to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

29.16 Consents. The grant of any consent or approval required from Landlord under this Lease shall be evidenced by a written document delivered by Landlord or its agent expressly setting forth such consent or approval, including, without limitation, evidence of such approval by e-mail. Unless otherwise specified herein, any such consent or approval may be withheld in Landlord’s reasonable discretion. Any consent may be issued subject to conditions determined by Landlord, in its sole discretion, with which Tenant shall comply. Landlord has the right to withhold any consent or approval for which an additional third party consent is required; issuance of such third party consent does not require Landlord to issue its consent or approval, nor is Landlord required to accept any third party consent that is not acceptable to Landlord, in its sole discretion. Notwithstanding any other provision of this Lease, the sole and exclusive remedy of Tenant for any alleged or actual improper withholding, delaying or conditioning of any consent or approval by Landlord shall be the right to specifically enforce any right of Tenant to require issuance of such consent or approval on conditions not prohibited by this Lease; in no event shall Tenant have the right to terminate this Lease, to collect monetary damages, or to pursue any other remedy for any actual or alleged improper withholding, delaying or conditioning of any consent or approval, regardless of whether this Lease requires that such consent or approval not be unreasonably withheld, conditioned or delayed.

29.17 Confidentiality. Lease information (such as the length of Lease Term, total consideration, rental rate, names of the parties, etc.) shall not be reported by either party or its Broker to any listing/reporting service, such as CoStar, CompStack, or any other kind of publication, such as the local newspaper, Business Journal, or any other business or trade journal. In addition, Landlord and/or its Broker shall not disclose such information to any internal or external database. Landlord and Tenant acknowledge that this Lease will be confidential information. Notwithstanding the foregoing, Landlord and Tenant may share this Lease and related information with their respective actual and prospective buyers, lenders, investors, and brokers, accountants, advisors, attorneys and actual and prospective subtenants and assignees in the ordinary course, and may disclose this Lease and related information as required by law or regulation.

29.18 Security. Landlord has no duty to provide security for any portion of the Project. To the extent Landlord elects to provide any security, Landlord is not warranting the effectiveness of any security personnel, services, procedures or equipment and Tenant shall not rely on any such personnel, services, procedures or equipment. Landlord shall not be liable for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Project.

IN WITNESS WHEREOF, the parties have executed this Lease on the Effective Date.

LANDLORD:	PWII Owner, LLC, a Delaware limited liability company

	By:	/s/ James V. Paul
	Name:	James V. Paul
	Its:	Authorized Representative

TENANT:	Twist Bioscience Corporation, a Delaware corporation

	By:	/s/ Patrick Weiss
	Name:	Patrick Weiss
	Its:	COO